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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

EDITAS MEDICINE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EDITAS MEDICINE, INC.
11 Hurley Street
Cambridge, Massachusetts 02141

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To be held June 12, 2019

        You are cordially invited to attend the 2019 Annual Meeting of Stockholders (the "Annual Meeting") of Editas Medicine, Inc., which is scheduled to be held on Wednesday, June 12, 2019 at 8:30 a.m. Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

        Only stockholders who owned common stock at the close of business on April 16, 2019 can vote at the Annual Meeting or any adjournment that may take place. At the Annual Meeting, the stockholders will consider and vote on the following matters:

  1.
  Election of two Class III directors to our board of directors, each to serve until the 2022 annual meeting of stockholders;

  2.
  Approval, on an advisory basis, of the compensation paid to our named executive officers;

  3.
  Approval, on an advisory basis, of the frequency of future advisory votes on the compensation paid to our named executive officers;

  4.
  Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

  5.
  Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        You can find more information regarding the foregoing in the attached Proxy Statement.

        Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about April 26, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials ("Notice") to all stockholders of record on our books at the close of business on April 16, 2019, the record date for the Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

        If you are a stockholder of record, you may vote in one of the following ways:

  •
  Vote over the Internet, by going to www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

  •
  Vote by Telephone, by calling the toll-free number 1-800-690-6903 (have your Notice or proxy card in hand when you call);

  •
  Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you; or

  •
  Vote in person at the Annual Meeting.

        If your shares are held in "street name," that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

        Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.

By Order of the Board of Directors,

Cynthia Collins Interim Chief Executive Officer

Cambridge, Massachusetts
April 26, 2019

Editas Medicine, Inc.

Proxy Statement

Page
Proxy Statement	1
Important Information About the Annual Meeting and Voting	2
Proposal No. 1—Election of Two Class III Directors	6
Information Regarding Directors
Corporate Governance	11
Director Nomination Process	11
Director Independence	12
Board Committees	13
Board and Committee Meetings Attendance	16
Director Attendance at Annual Meeting of Stockholders	16
Code of Business Conduct and Ethics	16
Corporate Governance Guidelines	16
Board Leadership Structure and Board's Role in Risk Oversight	16
Communication with our Directors	17
Executive Compensation Compensation Discussion and Analysis	18
Compensation Risk Assessment	30
Compensation Committee Report	30
Summary Compensation Table	31
Grant of Plan-Based Awards	32
Outstanding Equity Awards at Fiscal Year-End	33
Option Exercises and Stock Vested	34
Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements	34
Potential Payments upon Termination or Change in Control	35
Compensation Committee Interlocks and Insider Participation	37
Securities Authorized for Issuance Under Our Equity Compensation Plans	40
Director Compensation	37
Transactions with Related Persons	41
Principal Stockholders	44
Report of the Audit Committee	47
Proposal No. 2—Advisory Vote on Executive Compensation	48
Proposal No. 3—Advisory Vote on Frequency of Future Executive Compensation Advisory Votes	49
Proposal No. 4—Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2019	50
Householding, Stockholder Proposals and Other Matters	52

EDITAS MEDICINE, INC.

11 Hurley Street
Cambridge, Massachusetts 02141
617-401-9000

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
to be held June 12, 2019

        This proxy statement and the enclosed proxy card contain information about the Annual Meeting of Stockholders of Editas Medicine, Inc. (the "Annual Meeting") to be held on Wednesday, June 12, 2019 at 8:30 a.m. Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. The board of directors of Editas is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of "Editas," "our," "we" or "us" refers to Editas Medicine, Inc. and its wholly owned subsidiary.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on June 12, 2019:

This proxy statement and our 2018 Annual Report to Stockholders are available for viewing, printing and downloading at http://www.proxyvote.com.

        A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the "2018 Annual Report") as filed with the Securities and Exchange Commission ("SEC"), except for exhibits, will be furnished without charge to any stockholder upon written request to Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141. This proxy statement and our 2018 Annual Report are also available on the SEC's website at http://www.sec.gov.

        On or about April 26, 2019, we will mail a Notice of Internet Availability of Proxy Materials ("Notice") to our stockholders (other than those who previously requested electronic or paper delivery of proxy materials), directing stockholders to a website where they can access our proxy materials, including this proxy statement and our 2018 Annual Report, and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting

        At the Annual Meeting, our stockholders will consider and vote on the following matters:

  1.
  Election of two Class III directors to our board of directors (the "Board"), each to serve until the 2022 annual meeting of stockholders;

  2.
  Approval, on an advisory basis, of the compensation paid to our named executive officers;

  3.
  Approval, on an advisory basis, of the frequency of future advisory votes on the compensation paid to our named executive officers;

  4.
  Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

  5.
  Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting

        As of the date of this proxy statement, we are not aware of any business to come before the meeting other than the first four items noted above.

Board of Directors Recommendation

        Our Board unanimously recommends that you vote:

  FOR the election of the two nominees to serve as Class III directors on our Board, each for a three-year term;

  FOR the approval, on an advisory basis, of the compensation of our named executive officers;

  FOR the approval, on an advisory basis, of holding an annual vote on the compensation of our named executive officers; and

  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Availability of Proxy Materials

        The Notice regarding our proxy materials, including this proxy statement and our 2018 Annual Report, is being mailed to stockholders on or about April 26, 2019. Our proxy materials are also available for viewing, printing and downloading on the Internet at http://www.proxyvote.com.

Who Can Vote at the Annual Meeting

        Only stockholders of record at the close of business on the record date of April 16, 2019, are entitled to receive notice of the Annual Meeting and to vote the shares of our common stock that they held on that date. As of April 16, 2019, there were 49,219,813 shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Difference between a "stockholder of record" and a beneficial owner of shares held in "street name"

        Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, Computershare, then you are considered a "stockholder of record" of those shares. In this case, your Notice has been sent to you directly by us. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained on such Notice.

        Beneficial Owners of Shares Held in Street Name.    If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in "street name." In this case, your Notice has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.

How to Vote

        If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by telephone, via the Internet or by mail. Each of these methods is explained below. If you hold your shares of our common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.

  •
  By Telephone.  You may transmit your proxy voting instructions by calling 1-800-690-6903. You will need to have your Notice or proxy card in hand when you call.

  •
  Via the Internet.  You may transmit your proxy voting instructions via the Internet by accessing the website specified on the enclosed Notice or proxy card. You will need to have your Notice or proxy card in hand when you access the website.

  •
  By Mail.  If you received (or requested and received) a printed copy of the proxy materials, you may vote by proxy by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you.

  •
  In Person at the Annual Meeting.  You may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you are the beneficial owner of shares held in "street name" and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and present it with your ballot to the inspector of election at the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting so that if you should become unable to attend the Annual Meeting your shares will be voted as directed by you. You may obtain directions to the location of the Annual Meeting by calling our offices at 617-401-9000.

        Telephone and Internet voting for stockholders of record will be available up until 11:59 p.m. Eastern time on June 11, 2019, and mailed proxy cards must be received by June 11, 2019 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in "street name" will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.

Ballot Measures Considered "Discretionary" and "Non-Discretionary"

        If your shares are held in "street name," your bank, broker or other nominee may under certain circumstances vote your shares if you do not return voting instructions. Banks, brokers or other nominees are permitted to vote customers' shares for which they have received no voting instructions on specified routine, or "discretionary," matters, but they are not permitted to vote these shares on other non-routine, or "non-discretionary," matters.

        The election of directors (Proposal No. 1), the advisory vote on the compensation of our named executive officers (Proposal No. 2) and the advisory vote on the frequency of the advisory vote on the compensation of our named executive officers (Proposal No. 3) are considered non-discretionary matters under applicable rules. Therefore, if your shares are held in "street name," your bank, broker or other nominee cannot vote on these matters without voting instructions from you and your shares will be counted as "broker non-votes." The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019 (Proposal No. 4) is considered a discretionary matter under applicable rules. Therefore, if your shares are held in "street name," your bank, broker or other nominee may exercise discretionary authority to vote on this matter in the absence of voting instructions from you.

Quorum

        A quorum of stockholders is necessary to hold a valid meeting. Our amended and restated by-laws provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting in person or by proxy. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

        For purposes of determining whether a quorum exists, we will count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy by mail or that are represented in person at the Annual Meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares that are "broker non-votes."

Votes Required to Approve Proposals

        To be elected, a director must receive a plurality of the votes cast by stockholders entitled to vote on the election of directors (Proposal No. 1).

        To approve, on an advisory basis, the compensation of our named executive officers (Proposal No. 2), the holders of a majority of the shares voted on the matter and voting for or against such proposal must vote FOR the proposal. Because this vote is advisory and not binding on us or the Board in any way, the Board may decide that it is in our and our stockholders' best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.

        The approval of one of the frequency options under Proposal 3 requires a majority of the shares voted on the matter. With respect to this proposal, if none of the frequency options (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. Proposal 3 is non-binding. Because this vote is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our stockholders' best interests to hold an advisory vote on executive compensation more or less frequently than the alternative approved by our stockholders.

        The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and voted "for" or "against" such matter (Proposal No. 4). If your shares are held by your brokerage firm in "street name" and you do not provide voting instructions with respect to your shares, your brokerage firm may vote your shares on Proposal 4. Although stockholder ratification of the audit committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 is not required, we believe that it is advisable to give stockholders an opportunity to ratify this appointment. If this proposal is not approved at the annual meeting, the audit committee may reconsider its appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2019.

        Abstentions and broker non-votes will not be counted as votes cast or voted on any of the proposals. Accordingly, abstentions and broker non-votes will have no effect on the voting on any of the proposals.

Method of Counting Votes

        Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of directors, for each share held by such stockholder as of the record date. Votes cast in person at the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present.

Revoking a Proxy; Changing Your Vote

        If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:

  •
  by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the "How to Vote" section above;

  •
  by voting in person at the meeting; or

  •
  by filing a written revocation with our corporate Secretary.

        If your shares are held in "street name," you may submit new voting instructions by contacting your bank, broker or other organization holding your account. You may also vote in person at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the "How to Vote" section above.

        Your attendance at the Annual Meeting will not automatically revoke your proxy.

Costs of Proxy Solicitation

        We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means.

Voting Results

        We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF TWO CLASS III DIRECTORS

        Our Board currently consists of six members, including a chairman of the Board. In accordance with the terms of our restated certificate of incorporation and our amended and restated by-laws, our board of directors is divided into three classes (Class I, Class II and Class III), with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

  •
  the Class I directors are James C. Mullen and Akshay K. Vaishnaw, M.D., Ph.D., and their terms will expire at the annual meeting of stockholders to be held in 2020;

  •
  the Class II directors are Cynthia Collins and Andrew Hirsch, and their terms will expire at the annual meeting of stockholders to be held in 2021; and

  •
  the Class III directors are Jessica Hopfield, Ph.D., and David T. Scadden, M.D., and their terms will expire at the Annual Meeting.

        Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

        Our restated certificate of incorporation and our amended and restated by-laws provide that the authorized number of directors may be changed only by resolution of our Board. Our restated certificate of incorporation and amended and restated by-laws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may be filled only by vote of a majority of our directors then in office.

        Our Board has nominated Drs. Hopfield and Scadden for election as Class III directors at the Annual Meeting. Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our Board.

        We have no formal policy regarding board diversity, but our Corporate Governance Guidelines provide that the background and qualifications of the members of our Board considered as a group should provide a significant breadth of experience, knowledge, and ability to assist our Board in fulfilling its responsibilities. Our priority in selection of Board members is identification of members who will further the interests of our stockholders through their established records of professional accomplishment, the ability to contribute positively to the collaborative culture among our Board members, knowledge of our business, understanding of the competitive landscape in which we operate and adherence to high ethical standards. Certain individual qualifications and skills of our directors that contribute to our Board's effectiveness as a whole are described in the following paragraphs.

Nominees for Election as Class III Directors

        Biographical information, including principal occupation and business experience during the last five years, for our nominees for election as Class III directors at our Annual Meeting is set forth below.

Age
Jessica Hopfield, Ph.D., joined our Board in February 2018. Dr. Hopfield has served on the board of directors of Insulet Corporation, a public medical device company ("Insulet"), since July 2015 and as its lead independent director from August 2016 until January 2019 and on the board of directors of Radius Health, Inc., a public biopharmaceutical company, since January 2019. In October 2015, Dr. Hopfield was appointed, and currently serves, as Chairperson of the Board of Trustees of the Joslin Diabetes Center. From 2013 to October 2015, Dr. Hopfield served as the Vice Chair of the Board of Trustees of the Joslin Diabetes Center. Since 2010, Dr. Hopfield has been the principal at J Hopfield Consulting providing guidance and executive coaching to start-up technology firms. From 1995 to 2009, Dr. Hopfield was a Partner of McKinsey & Company in its global pharmaceuticals and medical devices practice and she served clients across pharmaceutical, biotechnology, medical device and consumer industries with a focus on strategy, R&D management, and marketing. Dr. Hopfield also previously held management positions at Merck Sharp & Dohme Corp. in clinical development, outcomes research, and marketing, and served on the board of rEVO Biologics, a private company. Dr. Hopfield earned a B.S. from Yale College, an M.B.A. from Harvard Graduate School of Business Administration as a Baker Scholar, and a Ph.D. in Neuroscience/Biochemistry from The Rockefeller University. We believe that Dr. Hopfield's executive and consulting experience in the healthcare, pharmaceutical, and medical device industries qualifies her to serve as a member of our Board.	54

David T. Scadden, M.D., joined our Board in February 2019. Dr. Scadden is a hematologist/oncologist and an expert on the medical application of stem cell biology with a particular emphasis on its use in the setting of cancer and AIDS. He is the Gerald and Darlene Jordan Professor of Medicine at Harvard University, a position he has held since 2006. Since 1995, Dr. Scadden has practiced at the Massachusetts General Hospital, where he founded and directs the Center for Regenerative Medicine and directed the Hematologic Malignancies Center of the MGH Cancer Center for 10 years. Dr. Scadden co-founded and co-directs the Harvard Stem Cell Institute and is Chairman emeritus and Professor of the Harvard University Department of Stem Cell and Regenerative Biology. He is a member of the National Academy of Medicine and the American Academy of Arts and Sciences and a Fellow of the American College of Physicians and the American Academy for the Advancement of Science. He is an affiliate member of the Broad Institute of Harvard and the Massachusetts Institute of Technology and is a former member of the Board of External Experts for the National Heart, Lung and Blood Institute, the Board of Scientific Counselors for the National Cancer Institute and Board of Directors of the International Society for Stem Cell Research. He has published over 300 scientific papers and book chapters, and his laboratory has made fundamental contributions in how the stem cell niche regulates stem cell function and in normal and disease-corrupted hematopoiesis. Dr. Scadden has served on the boards of public biotechnology companies Agios Pharmaceuticals, Inc. ("Agios"), since May 2017, and Magenta Therapeutics, Inc., since November 2016, where he is a scientific founder, and private biotechnology companies LifeVault Bio, Clear Creek Bio, Inc. and Red Oak Medicines, and is a scientific founder of Fate Therapeutics, Inc., a public biotechnology company. He is the recipient of numerous honors including the E. Donnall Thomas and the Dameshek awards from the American Society of Hematology, awards from the Doris Duke Charitable Trust, the Ellison Medical Foundation, the Burroughs Welcome Fund, and the Leukemia and Lymphoma Society. Dr. Scadden holds a B.A. from Bucknell University in English, an M.D. from Case Western Reserve University and holds honorary degrees, including an A.M. from Harvard Medical School, an Sc.D. from Bucknell University and an M.D. from Lund University in Sweden. We believe Dr. Scadden is qualified to serve on our Board due to his scientific expertise in the fields of hematology and oncology.	66

Our Board recommends voting "FOR" the election of Jessica Hopfield, Ph.D., and David Scadden, M.D., as Class III directors, for a three-year term ending at the annual meeting of stockholders to be held in 2022.

        Any properly submitted proxy will be voted in favor of the nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as directors if elected. However, if any nominee is unable to serve or for good cause will not serve as a director, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by our Board.

Directors Continuing in Office

        Biographical information, including principal occupation and business experience during the last five years, for our directors continuing in office after the Annual Meeting is set forth below.

Age
Class I Directors (Term Expires at 2020 Annual Meeting)

James C. Mullen has served as chairman of our Board since March 2018. Mr. Mullen previously served as Chief Executive Officer and a director of Patheon N.V., a pharmaceutical contract development and manufacturing organization ("Patheon"), from March 2011 until its acquisition by Thermo Fisher Scientific, Inc. ("Thermo Fisher"), a public biotechnology product development company, in August 2017. Prior to joining Patheon, from June 2000 to June 2010, Mr. Mullen served as the president and chief executive officer of Biogen Inc. ("Biogen"), one of the world's largest biotechnology companies. Mr. Mullen held various operating positions at Biogen prior to becoming Chief Executive Officer, including Chief Operating Officer, Vice President, International, and Vice President, Operations. Prior to joining Biogen, Mr. Mullen held several manufacturing and engineering positions at SmithKline Beecham (now GlaxoSmithKline plc). Mr. Mullen has served on the board of directors of Thermo Fisher since November 2018 and as the executive chairman of the board of Vicarius Pharma AG, a private bio-pharmaceutical commercialization company, since August 2017. Mr. Mullen previously served on the board of directors of Insulet from September 2017 until January 2019 and PerkinElmer, Inc., a public technology and service provider for diagnostics, research, environmental and industrial and laboratory services markets, from 2003 to April 2015. He also previously served as Chairman of the Biotechnology Innovation Organization. Mr. Mullen received a B.S. in Chemical Engineering from Rensselaer Polytechnic Institute and an M.B.A. from Villanova University. We believe that Mr. Mullen's more than 30 years of experience building leading biotechnology and pharmaceutical organizations on a global scale, including sitting the board of directors of public and private life sciences companies, qualifies him to serve as a member of our Board.	60

Akshay K. Vaishnaw, M.D., Ph.D., has served as a member of our Board since July 2016. Dr. Vaishnaw has served as the President, Research and Development of Alnylam Pharmaceuticals, Inc. ("Alnylam"), which develops RNA-based therapies, since March 2018. Prior to that, Dr. Vaishnaw held a variety of positions at Alnylam, including Executive Vice President, Research and Development from December 2014 until March 2018, Chief Medical Officer from June 2011 until December 2016, Executive Vice President from June 2012 to December 2014, Senior Vice President from June 2011 to June 2012, Senior Vice President, Clinical Research from December 2008 to June 2011 and Vice President, Clinical Research from 2006 to 2008. From December 2014 until July 2018, Dr. Vaishnaw served as a director of Visterra, Inc., a private biopharmaceutical company focused on antibody-based therapies. From 1998 to 2005, Dr. Vaishnaw held various positions at Biogen. Dr. Vaishnaw is a Fellow of the Royal College of Physicians, United Kingdom. He received his M.D. from University of Wales College of Medicine and his Ph.D. from the University of London. We believe Dr. Vaishnaw's qualifications to sit on our Board include his strong medical background and experience as an executive at biopharmaceutical companies.	56

Age
Class II Directors (Term Expires at 2021 Annual Meeting)

Cynthia Collins joined our Board in December 2018 and has served as our interim Chief Executive Officer since March 2019. Ms. Collins previously served as the Chief Executive Officer of Human Longevity, Inc. ("Human Longevity"), a genomics company, from January 2017 to December 2017. Prior to joining Human Longevity, Ms. Collins served as the Chief Executive Officer and GM of the Cell Therapy and Lab Businesses of GE Healthcare Life Sciences, a division of General Electric Company ("GE Healthcare"), a global digital industrial company, from April 2015 to December 2016, and as CEO of Clarient Diagnostics, Inc., a division of GE Healthcare, from October 2013 to April 2015. Prior to GE Healthcare, she served as Chief Executive Officer and director of GenVec, Inc., a public biopharmaceutical company, from May 2012 to September 2013 and as Group Vice President, Cellular Analysis of Beckman Coulter, a global supplier of diagnostic solutions, from 2007 to 2011. Ms. Collins also serves on the board of directors of Cavidi AB, a private research and clinical diagnostics company, since March 2018, Triumvira Immunologics, Inc., a private biotechnology company, since April 2018, DermTech, Inc., a private diagnostics company, since September 2018 and Biocare Medical, LLC, a private instrumentation and reagents company, since September 2018. Ms. Collins also served on the board of directors of Provista Dx, a private diagnostics company, from March 2018 until December 2018. Ms. Collins received a BS, Microbiology from the University of Illinois, Urbana and an MBA from The University of Chicago Booth School of Business. We believe Ms. Collins qualifications to sit on our Board include her significant experience as an executive at life sciences companies.	61

Andrew Hirsch has served as a member of our Board since May 2017. Mr. Hirsch is currently the Chief Financial Officer and Head of Corporate Development of Agios. Mr. Hirsch has served as Agios' Chief Financial Officer since September 2016 and as its Head of Corporate Development since March 2018. He has more than 22 years of experience in a range of strategic and operating roles in business, including over 17 years in the biotech industry, most recently having served as President and Chief Executive Officer of BIND Therapeutics, Inc., a biotechnology company ("BIND"), from March 2015 until August 2016. Prior to being named President and Chief Executive Officer at BIND, Mr. Hirsch held several other leadership positions at BIND, including Chief Operating Officer from February 2014 to March 2015, and Chief Financial Officer from July 2012 to March 2015. In May 2016, BIND filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court. Prior to joining BIND, Mr. Hirsch was chief financial officer at Avila Therapeutics, Inc., a biotechnology company, from June 2011 until its acquisition by Celgene Corporation, a public biopharmaceutical company, in March 2012. From 2002 to 2011, Mr. Hirsch held roles of increasing responsibility at Biogen, including vice president of Corporate Strategy and M&A and program executive for the Tecfidera development team. He holds an M.B.A. from the Tuck School at Dartmouth College and a B.A. in Economics from the University of Pennsylvania. We believe Mr. Hirsch's qualifications to sit on our Board include his strong business background and experience as an executive at biopharmaceutical companies.	48

        There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.

        There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

Executive Officers Who Are Not Directors

        Biographical information for our current executive officers who are not directors is listed below.

Age
Charles Albright, Ph.D., has served as our Chief Scientific Officer since August 2016. Prior to joining our company, Dr. Albright served in a variety of roles at Bristol-Myers Squibb Company, a biopharmaceutical company, from January 2004 to August 2016, serving most recently as the Vice President, Genetically Defined Diseases and Genomics. Dr. Albright received his B.S. in chemical engineering and a Ph.D. in biology from the Massachusetts Institute of Technology.	61
Vic Myer, Ph.D., has served as our Chief Technology Officer since April 2015. Prior to joining our company, Dr. Myer served as Executive Director, Cambridge Site Head, Developmental and Molecular Pathways Department at Novartis Institutes for Biomedical Research, a global pharmaceutical research organization of Novartis International AG, from April 2004 until April 2015. Dr. Myer received his B.S. in biology from Cornell University and his Ph.D. in molecular biophysics and biochemistry from Yale University.	52

Eric Ek has served as our interim Chief Financial Officer, Principal Accounting Officer and Principal Financial Officer since March 2019. Since July 2017, Mr. Ek has been a managing director at FTI Consulting, Inc. ("FTI") as a member of the Office of the CFO practice within the corporate finance and restructuring segment. Mr. Ek was previously a senior managing director at CDG Group, LLC ("CDG Group") from December 2008 until July 2017, when it was acquired by FTI. During Mr. Ek's employment with CDG Group, he served as an interim chief financial officer of Catalyst Paper Corporation, a pulp and paper company, from October 2016 to March 2017 during which Mr. Ek oversaw the financial affairs of the company through its Chapter 15 bankruptcy filing in Canada and the United States through a bankruptcy proceeding in Canada, and as interim Chief Executive Officer, Chief Financial Officer and Chief Restructuring Officer at BFN Operations LLC, d/b/a Zelenka Farms from July 2015 to October 2016 during which Mr. Ek oversaw the sale of such company's assets in connection with a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code. Mr. Ek holds a B.S. in Accounting from the University of Southern California and a M.Sc. in Business Administration from the University of Bath. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.	63

CORPORATE GOVERNANCE

Director Nomination Process

        The nominating and corporate governance committee of our Board (the "Nominating and Corporate Governance Committee") is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our Board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate directors.

        The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our Board. The qualifications, qualities and skills that the Nominating and Corporate Governance Committee believes must be met by a committee-recommended nominee for a position on our Board are as follows:

  •
  Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

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  Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.

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  Nominees should have a commitment to understand our company and our industry and to regularly attend and participate in meetings of our Board and its committees.

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  Nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

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  Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.

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  Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on our Board is considered.

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  Nominees should normally be able to serve for at least three years before reaching the age of 75.

        The Nominating and Corporate Governance Committee may use a third party search firm in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. During 2018, we engaged a third party search firm to identify appropriate director candidates for our Board and, such firm identified Cynthia Collins, who was appointed to our Board during 2018.

        Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate secretary at our principal executive offices and should include appropriate biographical and background material to allow the Nominating and Corporate Governance Committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our amended and restated by-laws and must be received by us no later than the date referenced below under the heading "Stockholder Proposals." Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the Nominating and Corporate Governance Committee. If our Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting.

Director Independence

        Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company's board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Audit committee members must also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and whether the director is affiliated with the company or any of its subsidiaries or affiliates. Our Board has reviewed the composition of our Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that each of Drs. Hopfield, Scadden and Vaishnaw and Messrs. Mullen and Hirsch is an "independent director" as defined under Nasdaq Listing Rules. Our Board has also determined that Messrs. Mullen and Hirsch and Dr. Hopfield, who comprise the audit committee of our Board (the "Audit Committee"), and Messrs. Mullen and Hirsch and Dr. Vaishnaw, who comprise the organization, leadership and compensation committee of our Board (the "Compensation Committee"), satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determination, our Board considered the relationships that each such non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

        Each of Kevin Bitterman, Ph.D., Alexis Borisy, Boris Nikolic, M.D., and John D. Mendlein, Ph.D., J.D., served on our Board for part or all of the fiscal year ended December 31, 2018. Our Board determined that each of Drs. Bitterman, Nikolic and Mendlein was an "independent director" as defined under Nasdaq Listing Rules while they were serving on our Board during 2018. Dr. Nikolic served on the Audit Committee and Dr. Mendlein served on the Compensation Committee, and our Board determined that each of them satisfied the independence standards for such committees established by the SEC and Nasdaq Listing Rules while they served on such committees. Additionally, Katrine Bosley served on our Board for all of the fiscal year ended December 31, 2018 and Mr. Borisy served on our Board for a portion of such year, but they did not serve on any committee of the Board and were not determined to be independent directors as defined under Nasdaq Listing Rules.

Board Committees

        Our Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and a science and technology committee (the "Science and Technology Committee") and may from time to time form such other committees that the Board deems necessary. Each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and the Science and Technology Committee operates under a charter, and each such committee reviews its respective charter at least annually. A current copy of the charter for each of the Audit Committee, Compensation Committee, the Nominating and Corporate Governance Committee and the Science and Technology Committee is posted on the corporate governance section of the "Investors & Media" on our website, which is located at http://www.editasmedicine.com.

Audit Committee

        The members of the Audit Committee are Andrew Hirsch, James C. Mullen and Jessica Hopfield, Ph.D. Mr. Hirsch is the chair of the Audit Committee. Our Board has determined that Mr. Hirsch is an "audit committee financial expert," as defined in applicable SEC rules. In making this determination, our Board has considered the formal education and nature and scope of the Audit Committee members' previous experience, coupled with past and present service on various audit committees. The Audit Committee assists our Board in its oversight of our accounting and financial reporting process and the audits of our consolidated financial statements. The Audit Committee met eight times during the year ended December 31, 2018, including telephonic meetings. The Audit Committee's responsibilities include:

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  appointing, approving the compensation of, and assessing the independence of the registered public accounting firm;

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  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

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  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures;

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  monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

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  overseeing our internal audit function, if any;

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  discussing our risk management policies;

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  establishing procedures for the receipt and retention of accounting related complaints and concerns;

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  meeting independently with our internal auditing staff, our independent registered public accounting firm, and management;

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  reviewing and approving or ratifying any related person transactions; and

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  preparing the Audit Committee report required by SEC rules.

        All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our registered public accounting firm must be approved in advance by the Audit Committee.

Organization, Leadership and Compensation Committee

        The members of the Organization, Leadership and Compensation Committee are James C. Mullen, Andrew Hirsch and Akshay K. Vaishnaw, M.D., Ph.D. Mr. Mullen is the chair of the Compensation Committee. The Compensation Committee assists our Board in the discharge of its responsibilities relating to the compensation of our executive officers and other members of senior management. The Compensation Committee met six times during the year ended December 31, 2018, including telephonic meetings. The Compensation Committee's responsibilities include:

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  reviewing and making recommendations to our Board with respect to the compensation of our Chief Executive Officer;

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  reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers and senior management;

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  overseeing the evaluation and leadership development of our senior executives, including reviewing development, retention and succession plans for such senior executives, excluding succession planning for our chief executive officer;

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  assessing, monitoring and making recommendations to our Board with respect to our organizational health, leadership development programs and processes designed to attract, motivate, develop and retain employees;

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  reviewing and making recommendations to our Board with respect to our incentive compensation and equity-based compensation plans;

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  overseeing and administering our equity-based plans;

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  reviewing and making recommendations to our Board with respect to director compensation;

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  reviewing and discussing with management our "Compensation Discussion and Analysis" disclosure; and

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  preparing the compensation committee report required by SEC rules, which is included in this proxy statement.

        The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. No officer may participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding the compensation for such officer or any immediate family member of such officer. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities, and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting, or other advisors and consultants, and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms.

        Historically, the Compensation Committee reviews all compensation components including base salary, bonus, benefits and equity incentives, as well as severance arrangements, change-in-control benefits and other forms of executive officer compensation and provides a recommendation to the Board on the compensation of our chief executive officer. In addition, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy, and new trends, plans, or approaches to compensation, at various meetings throughout the year. The Compensation Committee also makes recommendations to our Board regarding the compensation of non-employee directors and has the authority to administer our equity-based plans.

        Under its charter, the Compensation Committee may from time to time delegate authority to subcommittees as it deems appropriate. Pursuant to our 2015 Stock Incentive Plan (the "2015 Stock Incentive Plan"), the Compensation Committee has delegated to our interim chief executive officer the authority to approve grants of stock options to employees who are not executive officers and an annual aggregate maximum amount of awards that can be granted pursuant to such delegated authority.

Nominating and Corporate Governance Committee

        The members of the Nominating and Corporate Governance Committee are James C. Mullen, Jessica Hopfield, Ph.D., and David T. Scadden, M.D. Mr. Mullen is the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met nine times during the year ended December 31, 2018, including telephonic meetings. The Nominating and Corporate Governance Committee's responsibilities include:

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  identifying individuals qualified to become members of our Board;

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  recommending to our Board the persons to be nominated for election as directors and to each of our Board's committees;

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  developing and recommending to our Board corporate governance principles;

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  overseeing succession planning for our chief executive officer; and

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  overseeing periodic evaluations of our Board.

Science and Technology Committee

        The members of the Science and Technology Committee are Jessica Hopfield, Ph.D., David T. Scadden, M.D. and Akshay K. Vaishnaw, M.D., Ph.D. Dr. Vaishnaw is the chair of the Science and Technology Committee. The Science and Technology Committee, which was formed by the Board in June 2018, met three times during the year ended December 31, 2018. Our Science and Technology Committee's responsibilities include:

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  assisting our Board's oversight of our research and development activities and advising the Board with respect to strategic and tactical scientific issues;

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  reviewing, evaluating, and advising our Board and management regarding our long-term strategic goals and objectives and the quality and direction of our research and development program;

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  monitoring and evaluating trends in research and development, and recommending to our Board and management emerging technologies for building our technological strength;

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  recommending approaches to acquiring and maintaining technology positions (including but not limited to contracts, grants, collaborative efforts, alliances, and capital);

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  advising our Board and management on the scientific aspects of business development transactions;

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  regularly reviewing our research and development pipeline;

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  assisting our Board with its oversight responsibility for enterprise risk management in areas affecting our research and development; and

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  reviewing such other topics as delegated to the Science and Technology Committee from time to time by our Board.

Board and Committee Meetings Attendance

        The full Board met nine times during 2018. During 2018, each member of the Board attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served).

Director Attendance at Annual Meeting of Stockholders

        Although we do not have a formal policy regarding attendance by members of our Board at our annual meeting of stockholders, we encourage all of our directors to attend. All members of our Board attended our 2018 annual meeting of stockholders, except Kevin Bitterman, Ph.D., who did not stand for re-election at such meeting and ceased being a director as of such meeting.

Code of Business Conduct and Ethics

        We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted under the heading "Corporate Governance" on the Investors & Media section of our website, which is located at http://www.editasmedicine.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Corporate Governance Guidelines

        Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. The guidelines provide that:

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  our Board's principal responsibility is to oversee the management of our company;

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  except as required by Nasdaq rules, a majority of the members of our Board must be independent directors;

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  the independent directors meet in executive session at least twice a year;

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  directors have full and free access to management and, as necessary, independent advisors; and

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  the Nominating and Corporate Governance Committee will oversee periodic self-evaluations of the Board to determine whether it and its committees are functioning effectively

        A copy of the corporate governance guidelines is posted under the heading "Corporate Governance" on the Investors & Media section of our website, which is located at http://www.editasmedicine.com.

Board Leadership Structure and Board's Role in Risk Oversight

        In March 2018, our Board appointed James C. Mullen, an independent director under applicable Nasdaq rules, as chairman of the Board. Prior to Mr. Mullen's appointment, we did not have a chairman of the Board. Mr. Mullen's duties as chairman of the Board include determining the frequency and length of board meetings, recommending when special meetings of the Board should be held, preparing or approving the agenda for each Board meeting, chairing meetings of our independent directors, meeting with any director who is not adequately performing his or her duties as a member of the Board or any committee of the Board, facilitating communications between management and the Board, and assisting with other corporate governance matters. Our Board believes that separating the duties of the chairman of the Board from the duties of our chief executive officer enhances the Board's oversight of, and independence from, management, while also allowing our chief executive officer to focus on our day-to-day business operations instead of Board administration. The Board evaluates our Board leadership structure from time to time and may recommend or implement further alterations of this structure in the future.

        Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under "Risk Factors" in our 2018 Annual Report. Our Board is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full Board, which has responsibility for general oversight of risks. Our Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis and our Board and its committees oversee the risk management activities of management. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company, including those related to any potential security breaches. The Audit Committee oversees risk management activities related to financial controls, legal and compliance risks and cybersecurity risks. The Compensation Committee oversees risk management activities relating to our compensation policies and practices, our organizational health and succession planning for the members of our senior management. The Nominating and Corporate Governance Committee oversees risk management activities relating to our Board's composition and succession planning for our chief executive officer. In addition, members of our senior management team attend our quarterly Board meetings and are available to address any questions or concerns raised by the Board on risk management and any other matters. Our Board believes that full and open communication between management and the Board is essential for effective risk management and oversight.

Communication with Our Directors

        Any interested party with concerns about our company may report such concerns to our Board by submitting a written communication to the attention of our corporate secretary or the chairman of the Board at the following address:

c/o Editas Medicine, Inc.
11 Hurley Street
Cambridge, Massachusetts 02141
United States

        You may submit your concern anonymously or confidentially by mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

        Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the Board (if one is appointed and is an independent director), the lead director (if one is appointed) or otherwise the chairman of the nominating and corporate governance committee, subject to the advice and assistance of counsel, consider to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section discusses the principles underlying our policies and decisions with respect to all material elements of the compensation of our named executive officers.

        Our named executive officers for the fiscal year ended December 31, 2018, were:

  •
  Katrine S. Bosley, our former president and chief executive officer, who ceased serving as our president and chief executive officer on March 1, 2019;

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  Andrew A.F. Hack, M.D., Ph.D., our former chief financial officer, who ceased serving as our chief financial officer on March 1, 2019;

  •
  Charles Albright, Ph.D., our chief scientific officer;

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  Vic Myer, Ph.D., our chief technology officer; and

  •
  Gerald Cox, M.D., our former chief medical officer, who ceased serving as our chief medical officer in November 2018.

About Editas Medicine

        We are a leading, clinical stage genome editing company dedicated to developing potentially transformative genomic medicines to treat a broad range of serious diseases. Our mission is to translate the promise of genome editing into a broad class of transformative genomic medicines to benefit the greatest number of patients.

Compensation Objectives and Philosophy

        Our compensation programs are designed to attract and retain qualified and talented executives, motivate such executives to achieve our business goals and reward them for short-and long-term performance with a simple and clear compensation structure. To achieve its objectives, the Compensation Committee structures our executives' compensation with a number of elements, each with its own focus and purpose.

Element of Pay	Purpose	Targeted Market Positioning
Base Salary	Provide a fixed amount of compensation that reflects each executive's role, level of experience, and performance.	Within a competitive range
Annual Performance-based Cash Bonuses	Motivate the achievement of business goals that the Compensation Committee believe are important to the overall success of the business and will enhance stockholder value over time.	50th Percentile
Equity Incentives
	Assist in retaining our named executive officers and aligning their interests with those of our stockholders by allowing them to participate in the longer-term success of our company as reflected in the appreciation of our stock price.	50th Percentile
Other Benefits	Provide benefits, including severance, to our named executive officers that protect their health and welfare and allow them to focus on achieving our mission and objectives.	Within a competitive range

        The Compensation Committee retains the authority and flexibility to vary the compensation of any individual named executive officer from the targeted pay framework, based on the unique responsibilities and requirements of his or her position, experience and qualifications, internal parity relative to similar positions within our company, and individual or company performance relative to performance goals and the peer group to ensure appropriate pay-for-performance alignment. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, a majority of the compensation for our named executive officers is long-term compensation, balanced with sufficient short-term incentives to encourage consistently strong performance, as shown in the charts below.

CEO 2018 Actual Compensation Mix	Average of Other Named Executive Officers 2018 Actual Compensation Mix

Executive Compensation Process

        Role of our Compensation Committee. The Compensation Committee is responsible for, among other things, reviewing and approving, or recommending for approval by our Board, the compensation of our executive officers and our senior management, including salary, bonus and incentive compensation levels, equity compensation (including awards to induce employment), severance arrangements, change-in-control benefits and other forms of executive officer compensation. A full description of the Compensation Committee's role and responsibilities is in the Compensation Committee's charter, which is available on our website.

        Role of Management. As a part of determining named executive officer performance and compensation, the Compensation Committee receives recommendations from our chief executive officer (except with respect to her own compensation and performance). Our chief executive officer's performance and compensation is approved by our Board based upon the recommendation of the Compensation Committee. The evaluation of each of our named executive officers is based on our overall corporate performance against annual goals that are approved by our Board at the beginning of each year, as discussed in more detail below. At the invitation of the Compensation Committee, certain members of our senior management also participate in Compensation Committee meetings to share their perspective and relevant information on topics that the Compensation Committee is discussing.

        Role of the Compensation Committee's Independent Compensation Consultant. The Compensation Committee has the sole authority to retain, at our expense, one or more third-party compensation consultants to assist the committee in performing its responsibilities. The Compensation Committee may terminate the services of the consultant if the Compensation Committee deems it appropriate. In 2017 and 2018, the Compensation Committee utilized the services of Pearl Meyer & Partners, LLC ("Pearl Meyer") to assist it in fulfilling its responsibilities. Pearl Meyer was retained exclusively by the Compensation Committee and has not been retained by management to perform any work for our company other than projects performed at the direction of the Compensation Committee. Pearl Meyer provided analysis and recommendations regarding:

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  trends and emerging topics with respect to executive compensation;

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  peer group selection for executive compensation benchmarking;

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  compensation practices of the selected peer group;

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  compensation philosophy and programs, including risk assessment, for executives; and

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  stock utilization and other relevant metrics.

        Pearl Meyer advised the Compensation Committee on all of the principal aspects of executive compensation, including executive new hire compensation arrangements. Pearl Meyer consultants attended meetings of the Compensation Committee, including executive sessions in which executive compensation issues are discussed, when requested to do so. Pearl Meyer reported to the Compensation Committee and not to management, although it met with management for purposes of gathering information for its analyses and recommendations. The Compensation Committee annually evaluates its engagement of compensation consultants, and selected Pearl Meyer to advise with respect to compensation matters based on Pearl Meyer's industry experience and reputation, which the Compensation Committee concluded gave Pearl Meyer useful context and knowledge to advise it. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Compensation Committee.

        Defining and Comparing Compensation Benchmarks. The Compensation Committee benchmarks our executive compensation against a peer group of companies to determine competitiveness and market trends. The Compensation Committee reviews the companies in our peer group annually, reviews Pearl Meyer's recommendations regarding which companies should be included in the peer group and makes adjustments as necessary to ensure the peer group continues to properly reflect the market in which we compete for talented executives. The Compensation Committee also annually reviews the executive pay practices of other similarly-situated companies as reported by Pearl Meyer through industry surveys and proxy analysis. These surveys are specific to the biopharmaceutical and biotechnology sector. The Compensation Committee requests customized reports of these surveys so that the compensation data reflect the practices of companies that are similar to us. The Compensation Committee considers this information when making determinations or recommendations for each element of compensation for our named executive officers.

        In developing the peer group of companies to inform 2018 compensation decisions, our Compensation Committee, with the assistance of Pearl Meyer, established a peer group of 20 publicly traded, national and regional companies in the biopharmaceutical industry that was selected based on two categories of companies:

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  publicly traded discovery or development stage gene editing or gene therapy companies; and

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  publicly traded, Massachusetts-based biotechnology or biopharmaceutical companies that we believe we compete with for executive talent.

        Based on this criterion, our peer group for 2018 was comprised of the following companies:

Agios Pharmaceuticals, Inc.	bluebird bio, Inc.	Sangamo Therapeutics, Inc.
Acceleron Pharma Inc.	Blueprint Medicines Corporation	Seres Therapeutics, Inc.
Adverum Biotechnologies, Inc.	CRISPR Therapeutics AG	Spark Therapeutics, Inc.
Akebia Therapeutics, Inc.	Epizyme, Inc.	Syros Pharmaceuticals, Inc.
Arrowhead Pharmaceuticals, Inc.	Intellia Therapeutics Inc.	Voyager Therapeutics, Inc.
Audentes Therapeutics, Inc.	Regenxbio Inc.	WAVE Life Sciences Ltd.
AveXis, Inc.	Sage Therapeutics, Inc.

        Twelve of the twenty peer companies were determined to be focused in the gene editing or therapy space and the remaining eight peer companies were other local companies that may compete with us for qualified employees. The peer group was reviewed for reasonableness based on the following aggregate size statistics:

Company	Market Capitalization (Dollar Amounts in Millions)(1)	Research and Development Expenses (Dollar Amounts in Millions)(2)	Number of Employees(3)
Median Company in 2018 Peer Group	$746	$71	107
Editas Medicine, Inc.	$845	$74	89

(1)
Such amounts were based on publicly available data as of August 15, 2017.

(2)
Research and development expenses represent such expenses for the most recent four quarters of available public data as of August 2017. For our company, such amounts represent the twelve-month period ending on June 30, 2017.

(3)
Most recently available public data as of June 2017.

        In evaluating the compensation of our named executive officers for 2018, Pearl Meyer also compared the compensation of select named executive officers to a broader biotechnology industry group, with a focus on public biopharmaceutical companies that are of an equivalent size as our company.

        The Compensation Committee believed the compensation practices of our peer group provide us with appropriate compensation benchmarks for evaluating the compensation of our named executive officers. Notwithstanding the similarities of the peer group to our company, due to the nature of our business, we compete for executive talent with many companies that are larger and more established than we are or that possess greater resources than we do, as well as with prestigious academic and non-profit institutions. Other considerations, including market factors, the experience level of the executive and the executive's performance against established corporate goals and individual objectives, may require that the Compensation Committee vary from its historic compensation practices or deviate from its general compensation philosophy under certain circumstances.

        For the purposes of informing 2019 compensation decisions, the Compensation Committee, with the advice of Pearl Meyer, examined our peer group list using the same criteria as the previous year and approved the same companies as our 2018 peer group, except that Fate Therapeutics, Inc. was added to replace AveXis, Inc., which had been acquired in 2019.

        The 2019 peer group size statistics presented to the Compensation Committee as part of its evaluation were as follows:

Company	Market Capitalization (Dollar Amounts in Millions)(1)	Research and Development Expenses (Dollar Amounts in Millions)(2)	Number of Employees(3)
Median Company in 2019 Peer Group	$1,404	$92	139
Editas Medicine, Inc.	$1,467	$101	112

(1)
Such amounts were based on publicly available data as of August 28, 2018.

(2)
Research and development expenses represent such expenses for the most recent four quarters of available public data as of August 2018. For our company, such amounts represent the twelve-month period ending on June 30, 2018.

(3)
Most recently available public data as of June 2018.

        Timing of Compensation Actions. Annual base salaries and equity incentive awards for the current year and annual performance-based cash bonuses for the prior year are generally determined in the first quarter of the year based on company and individual performance of the prior year, as well as other factors, including compensation trends in the biopharmaceutical industry and among our benchmark peers, except that our chief executive officer's annual performance-based cash bonus has historically been entirely based on the achievement of corporate goals and her target bonus percentage, as more fully described below.

        On an annual basis, our achievement of our corporate goals is assessed by the Compensation Committee in first quarter of the subsequent year to which such goals relate and the Compensation Committee then either approves or makes a recommendation to the Board regarding the percentage of achievement of such goals and following such recommendation our Board either approves or adjusts the percentage of completion for such goals. With respect to 2018, the achievement of our corporate goals was assessed by the Compensation Committee in the first quarter of 2019 and the Compensation Committee then made a recommendation to our Board regarding the percentage of achievement of such goals and these recommendations were then considered and approved by our Board.

Executive Compensation Elements & Decisions

        The primary elements of our executive compensation program are:

  •
  base salary;

  •
  annual performance-based cash bonus;

  •
  equity incentive awards;

  •
  severance and change in control benefits;

  •
  broad-based health and welfare benefits; and

  •
  our 401(k) plan.

        Base Salary. Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. Base salaries for our named executive officers typically are established through arm's length negotiation at the time the named executive officer is hired, taking into account the position for which the named executive officer is being considered and the named executive officer's qualifications, and prior experience, as well as benchmarking market data from our compensation consultant. None of our named executive officers are currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on an annual basis, the Compensation Committee reviews and evaluates, with input from our chief executive officer (other than with respect to herself), the need for adjustment of the base salaries of our named executive officers based on changes and expected changes in the scope of a named executive officer's responsibilities, including promotions, the individual contributions made by, and performance of, the named executive officer during the prior year, our overall growth and development as a company and general salary trends in our industry and among our peer group and where the named executive officer's salary falls in the salary range presented by that data. In making decisions regarding salary increases, we may also draw upon the experience of members of our Board. No formulaic base salary increases are provided to our named executive officers.

        Based on a review of market data provided by Pearl Meyer, the then current compensation levels of our named executive officers and company performance and individual contributions, in February 2018, the Compensation Committee approved salary increases for our named executive officers, other than our chief executive officer, for 2018. With respect to our chief executive officer, the Compensation Committee reviewed her performance and presented to our Board its recommendation for an increase in her 2018 salary, which recommendation was then considered and approved by our Board. All salary increases take into account the factors discussed above. The 2017 and 2018 base salaries of each of our named executive officers and the percentage increase compared to 2017 salaries were:

Name	2017 Base Salary ($)	2018 Base Salary ($)	% Increase of 2018 over 2017
Katrine S. Bosley	520,000	560,000	7.7
Andrew A. F. Hack, M.D., Ph.D.	346,156	375,771	8.6
Charles Albright, Ph.D.	379,275	390,653	3
Vic Myer, Ph.D.	333,375	363,376	9
Gerald Cox, M.D.	400,000	408,000	2

        The increase in Ms. Bosley and Drs. Hack and Myer's base salary in 2018 were more significant than that for Drs. Albright and Cox because it was determined that a greater adjustment was needed to more closely align such salaries with the respective salaries to that of equivalent positions at our peer group, whereas Drs. Albright and Cox's salaries were more closely aligned to their respective positions at our peer group.

        Annual Performance-based Cash Bonus. We have designed our annual performance-based cash bonus program, which is guided by specified annual corporate and individual goals and contributions, except that our chief executive officer's annual performance-based cash bonuses have historically been entirely based on the achievement of corporate goals and her target bonus amount, to, in each case, emphasize pay-for-performance and reward our named executive officers for our and their performance during the preceding year. The annual performance-based cash bonus opportunity for 2018 for Drs. Albright, Hack and Myer was determined using the following formula:

Base Salary	X	Target Bonus Percentage	X	Corporate Goal Achievement Percentage (0-125%)	X	Individual Modifier (0-150%)	=	Annual Performance- based Cash Bonus Earned

        Our corporate goal achievement percentage is based on the achievement of our corporate goals for the applicable year and can range from 0 to 125%. Such amount is then multiplied by the named executive officer's individual modifier during the applicable year, expressed as a percentage ranging from 0% to 150%. The target bonus percentage, which is stated as a percentage of the executive's base salary, was 40% for each of Drs. Albright, Hack and Myer. A named executive officers' target bonus percentage multiplied by his or her base salary results in the total target bonus amount for such named executive officer, which can then be increased or decreased depending on our corporate goal achievement percentage and the individual modifier. Historically, the annual performance-based cash bonus opportunity for our other named executive officers, including our chief executive officer, has been determined using the same process, with the exception that there was no individual modifier for the chief executive officer. In addition, the Compensation Committee has the flexibility to award additional discretionary bonuses to recognize and reward outstanding individual performance in excess of measurable performance objectives.

        In connection with their separations from our company, we entered into letter agreements with our former chief executive officer, in January 2019, and our former chief medical officer, in August 2018, in which we agreed that their 2018 annual performance-based cash bonuses would be equal to their respective 2018 target bonus amount multiplied by the corporate goal achievement percentage. Ms. Bosley's 2018 target bonus percentage was 55% and Dr. Cox's was 40%.

        In making its determinations and recommendations, the Compensation Committee examines the totality of anticipated and unanticipated achievements by us and each named executive officer in the preceding year, including our performance against specific research, clinical, operational and financial company goals. Consistent with this process, the Compensation Committee has historically assessed the performance of our chief executive officer based on our relative achievement of our corporate goals and her leadership in driving the execution of our strategic plans. In assessing the individual performance of our named executive officers other than our chief executive officer, the Compensation Committee, with the input of our chief executive officer, considers each such officer's individual contributions to the completion of our goals, and the officer's individual achievements in helping to build our company and execute on our strategy.

        In determining annual performance-based cash bonuses for Drs. Albright, Hack and Myer during 2018, the Compensation Committee reviewed the individual performance of our named executive officers, including our chief executive officer's evaluation of them, and management's recommendation regarding our achievement of 2018 corporate goals. Following such review, the Compensation Committee determined in February 2019 that the individual modifier for each of Drs. Albright, Hack and Myer was 100%. The assessment of the individual modifier for each of Drs. Albright, Hack and Myer was primarily based on the assessment of our chief executive officer and the achievement of specific elements of the corporate goals in each of their respective departments, which the Compensation Committee assessed and determined that an individual modifier of 100% was appropriate for each.

        Below is the list of our 2018 corporate goals considered by the Compensation Committee:

  •
  Bring Transformative Medicines to Patients

  •
  advance EDIT-101, our experimental therapeutic to treat Leber congenital amaurosis 10, including filing an Investigational New Drug Application ("IND") by mid-2018;

  •
  expand and progress research and development pipeline, including building research and development capabilities and engineered cell therapy capabilities, and maximize value from our strategic alliances; and

  •
  expand and progress our platform technology, including chemistry, manufacturing and control capabilities.

  •
  Build a Sustainable and Valuable Business

  •
  develop and articulate a long-term, integrated vision, including five year goals and portfolio strategy;

  •
  augment capital base through a combination of equity financings and business development and end 2018 with two years of cash runway; and

  •
  expand and/or accelerate our clinical pipeline through one or more strategic business transaction and maximize the value of our assets and capabilities through other transactions.

  •
  Advance Organizational Excellence

  •
  foster an intentional culture that endures and enables organizational growth and evolution; and

  •
  continue to attract, develop and retain our employees.

        In establishing these goals in early 2018, our Board weighted bringing transformative medicines to patients at 45%, build a sustainable and valuable business at 35% and advance organizational excellence at 20%. In determining the level of achievement for our 2018 corporate goals, the Compensation Committee took into account the weighting determined by our Board and the following achievements during 2018: the filing and acceptance by the United States Food and Drug Administration of our IND for EDIT-101 in the fourth quarter of 2018; Allergan Pharmaceuticals International Limited's exercise of its option to develop and commercialize EDIT-101 in July 2018; the announcement of our EM22 goals in January 2018; ending 2018 with at least two years cash runway; and completing the acquisition of certain assets and capabilities from i2 Pharmaceuticals, Inc. in January 2018. Following such assessment, the Compensation Committee approved recommending a corporate achievement percentage of 85% to our Board and our Board approved such amount based upon the Compensation Committees recommendation and its own assessment of our achievement of such goals.

        The 2018 annual performance-based cash bonus payment for our named executive officers were as follows:

Name	2018 Target Bonus Percentage	Individual Modifier	Corporate Goal Achievement Percentage	2018 Annual Performance- based Cash Bonus Earned ($)
Katrine S. Bosley	55%	(1)	85%	261,800
Andrew A. F. Hack, M.D., Ph.D.	40%	100%	85%	127,763
Charles Albright, Ph.D.	40%	100%	85%	132,823
Vic Myer, Ph.D.	40%	100%	85%	123,549
Gerald Cox, M.D.	40%	(1)	85%	138,720

(1)
As discussed above, the 2018 performance-based cash bonus for our chief executive officer and chief medical officer were determined solely based on their 2018 target bonus amount multiplied by the percentage of achievement of our corporate goals, as determined by our Board, and pursuant to the terms of certain letter agreements with each of them.

        Equity Incentive Awards. Our equity award program is the primary long-term incentive vehicle for our executives. We believe that equity grants provide our named executive officers with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants contributes to executive retention by providing an incentive to our executives to remain employed by us during the vesting period.

        Equity compensation represents the largest at-risk component of our named executive officers' compensation arrangements. Historically, we have used stock options to compensate our named executive officers in the form of initial grants in connection with the commencement of employment, and generally granted stock options on an annual basis thereafter. As part of its ongoing review of our compensation strategy, the Compensation Committee determines the appropriate mix of the type of equity awards, based in part on recommendations from Pearl Meyer, and approves, except for the chief executive officer, or recommends to our Board the annual equity awards to be made to our named executive officers. None of our named executive officers are currently party to an employment agreement that provides for an automatic equity incentive award. In late 2018, as part of a broader compensation assessment, the Compensation Committee considered introducing restricted stock unit ("RSU") awards and in 2019 implemented a mixed-grant approach. See "2019 Compensation Actions" below for further information regarding RSU awards to our named executive officers.

        In 2018, we granted annual equity awards to our named executive officers with time-based vesting because:

  •
  as we were a discovery stage company until late 2018, the Compensation Committee did not want to set long-term performance goals in incentive plans that could not be modified, as they could become obsolete or create a perverse incentive at some point in the future;

  •
  the goals that the Compensation Committee determined were important to achieving its business objectives and driving stockholder value were included in our annual performance-based cash bonus program;

  •
  stock options were the predominant long-term incentive vehicle in our peer group market, and were considered to be more competitive in attracting and retaining qualified executives given our stage as a discovery company; and

  •
  a small minority of the peer companies made use of performance-vesting equity.

        The stock options that we grant to our named executive officers with time-based vesting typically become exercisable as to 1/48th of the shares underlying the option monthly beginning after the date of grant, which generally occurs in the first quarter of the calendar year. The exercise price of all stock options equals the fair market value of shares of our common stock on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. Vesting and exercise rights for stock options cease after termination of employment except in the case of death or disability. In specified termination and change in control circumstances, equity awards held by our named executive officers are subject to accelerated vesting. See "—Other Benefits—Severance and Change in Control Benefits" below for further information.

        In determining the size and value of the annual stock option grants to our named executive officers, the Compensation Committee, with the assistance from Pearl Meyer, considers our company performance, individual performance, the potential for enhancing the creation of value for our stockholders, the amount of equity previously awarded to the named executive officers and the vesting terms of such prior awards, our broader organizational equity needs and overall dilution, as well as industry and peer group benchmark data. For benchmarking purposes, our 2018 stock option grants were sized as a percentage of common shares outstanding compared to our peer group and survey data compiled by Pearl Meyer. The Compensation Committee preferred this approach, rather than benchmarking the grant date fair value of the awards, as it provides for greater consistency regardless of stock price fluctuations in our, or our peer groups' stock prices.

        The Compensation Committee or our Board, as applicable, made equity incentive awards in the form of stock options to our named executive officers in the amounts set forth in the table below during 2018. In the case of each stock option award, these grants were based on the named executive officer's existing equity incentive holdings, level of responsibility within our company, peer group benchmarking data, and the Compensation Committee's assessment or our Board's assessment, in the case of our chief executive officer, of the named executive officer's individual performance and our overall company performance in 2017. The options had a February 7, 2018 grant date, an exercise price of $36.67 per share and vest as to 1/48th of the shares underlying the option each month beginning after the date of grant in equal increments over 48 months, subject to continued service. Based on the Pearl Meyer data, the Compensation Committee or our Board, as applicable, believed the named executive officers' annual equity incentive awards made in 2018 were within a reasonable range of the median of our peer group or broader survey data.

Name	2018 Option Award (Number of Shares)
Katrine S. Bosley	275,000
Andrew A. F. Hack, M.D., Ph.D.	95,000
Charles Albright, Ph.D.	71,500
Vic Myer, Ph.D.	75,000
Gerald Cox, M.D.	60,000

Other Benefits

        Severance and Change in Control Benefits. Our severance benefits plan ("Severance Plan") provides severance benefits to certain of our executives, including our named executive officers, and other employees designated by our Board or an authorized committee thereof, if their employment is terminated by us "without cause" or, only in connection with a "change in control" of our company, they terminate employment with us for "good reason" (as each of those terms is defined in the Severance Plan).

        Under the Severance Plan, if we terminate an eligible executive's employment without cause prior to or more than 12 months following the closing of a change in control of our company, the executive is entitled to (a) continue receiving his or her base salary for a specified period (in the case of our chief executive officer, other C-level officers, and senior vice presidents, for 12 months, and, in the case of vice presidents, for six months) following the date of termination (the "Severance Period"), (b) company contributions to the cost of health care continuation under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") for the Severance Period, and (c) the amount of any unpaid annual bonus determined by our Board to be payable to the executive for any completed bonus period which ended prior to the date of such executive's termination.

        The Severance Plan also provides that, if, within 12 months following the closing of a change in control of our company, we terminate an eligible executive's employment without cause or such executive terminates his or her employment with us for good reason (each of which events, a "Change in Control Termination"), the executive is entitled to (a) continue receiving his or her base salary for a specified period (in the case of our chief executive officer, other C-level officers, and senior vice presidents, for 12 months, and, in the case of vice presidents, for nine months) following the date of termination ("Change in Control Severance Period"), (b) company contributions to the cost of health care continuation under COBRA during the Change in Control Severance Period, (c) the amount of any unpaid annual bonus determined by our Board to be payable to the executive for any completed bonus period which ended prior to the date of such executive's termination, and (d) an additional single lump sum bonus payment in an amount equal to the multiple of (i) a fraction the numerator of which is the number of months in the Change in Control Severance Period and the denominator of which is 12 and (ii) the eligible executive's target annual bonus amount for the year of the Change in Control Termination. In addition, in the event of a Change in Control Termination, all of the executive's outstanding unvested equity awards will immediately vest in full on the date of such termination.

        All payments and benefits provided under the Severance Plan are contingent upon the execution and effectiveness of a release of claims by the executive in our favor and continued compliance by the executive with any proprietary information and inventions, nondisclosure, non-competition, and non-solicitation (or similar) agreement to which we and the executive are party.

        Please refer to "—Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements" below for a more detailed discussion of severance and change in control benefits for our named executive officers. We believe that providing these benefits helps us compete for executive talent. These benefits are designed to promote stability and continuity of our senior management and are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual, threatened, or rumored change of control of our company.

        Health and Welfare Benefits. Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, life and disability insurance plans, in each case, on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

        401(k) Retirement Plan. We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code (the "Code"). In general, all of our employees are eligible to participate, beginning on the first day of the month following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $18,500 in 2018, and have the amount of the reduction contributed to the 401(k) plan. We provide a 200% match of employee contributions under our 401(k) plan, up to a limit on our contributions of the lesser of $6,000 and 3% of the employee's salary.

        Perquisites. We do not provide perquisites or personal benefits to our named executive officers.

2019 Compensation Actions

        In January 2019, our Board determined to make a one-time equity grant to Drs. Albright and Myer, in the form of an RSU award. These RSU awards will vest in full on the one-year anniversary of the grant date. The Board determined to make such grants based on a variety of factors, including the then impending departure of Dr. Hack and the announcement that Ms. Bosley was resigning effective March 1, 2019.

        In addition to the 2018 bonus determination that are described in the annual performance-based cash bonuses section, in February 2019 the Compensation Committee approved 2019 salary increases and 2019 annual equity grants. For the 2019 annual equity grants, the Compensation Committee recommended, and our Board approved, an adjusted mix of annual equity awards for our named executive officers to include RSUs with time-based vesting. The target mix for such equity grants to our named executive officers was split approximately 75% stock options and 25% in RSUs based on a target number of shares and the RSU portion of such award was then divided by half. The Compensation Committee believed that this equity mix helped to ensure that wealth creation remains tied to stock performance (through stock options) and promotes retention (via RSUs that vest over time to deliver equivalent value to stock options while using fewer authorized shares). The RSUs we grant to our named executive officers as part of the annual equity grant vest as to 25% of the shares underlying the RSU on the first anniversary of the grant date, and in equal quarterly installments on each anniversary of the date of grant, until the fourth anniversary of the grant date. The Compensation

Committee and our Board, as applicable, also approved granting RSUs to our non-named executive officers as part of the annual equity grants to our employees and, beginning in April 2019, to new hires.

        When Ms. Bosley, our former president and chief executive officer, announced her resignation from our company, our Board asked Cynthia Collins, a director of our company, to assume the role of interim chief executive officer while we conducted a search for a new chief executive officer. Prior to determining Ms. Collin's compensation for this new role, the Compensation Committee sought input from its independent compensation consultant, Pearl Meyer. After considering the information provided by Pearl Meyer, including benchmarking data and recommendations regarding the structure and amount of the compensation, Ms. Collins' prior experience and the role she was asked to perform, the Compensation Committee approved a consulting agreement with Ms. Collins, under which we agreed to pay consulting fees of $100,000 per month and grant an RSU award for 8,283 shares. The RSU vests on the earliest of (i) July 31, 2019, (ii) the appointment by the Board of a permanent chief executive officer or (iii) the termination of the consulting agreement by us other than for breach by Ms. Collins. Under the consulting agreement, Ms. Collins is also be eligible to receive a special bonus payable in the form of performance shares or another equity award, which bonus will be determined in the sole discretion of the Compensation Committee, based upon achievement of goals as set by such committee. The consulting agreement was effective as of February 1, 2019 and terminates upon the earlier of July 31, 2019 or the appointment of a permanent chief executive officer of our company. The Compensation Committee believed the compensation package awarded to Ms. Collins' was reasonable given the temporary nature of her assignment and her prior experience. During the period she serves as our interim chief executive officer, Ms. Collin's will not receive any fees for her service on any committee of our Board, but will continue to receive an annual fee as member of our Board and be eligible for an annual stock option grant for her service on our Board under our director compensation policy.

Other Policies, Procedures, or Considerations

        Anti-Hedging and Pledging Policy. Our insider trading policy expressly prohibits all of our employees, including our named executive officers, as well as our directors, from engaging in speculative transactions in our stock, including short sales, puts/calls, hedging transactions and margin accounts or pledges.

        No Tax Gross-ups. We do not provide for any tax gross-up payments to our named executive officers.

  Accounting and Tax Considerations

        We account for equity compensation paid to our employees under the rules of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation ("ASC Topic 718"), which requires us to estimate and record an expense over the service period of any such award. Accounting standards also require us to record cash compensation as an expense at the time the obligation is accrued. To date, these accounting requirements have not impacted our executive compensation programs and practices.

        Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (the "Tax Act") was signed into law, Section 162(m) of the Code ("Section 162(m)") generally limited to $1 million the deduction that a public company could claim in any tax year with respect to compensation paid to each of its chief executive officer and three other named executive officers whose compensation was required to be disclosed in the proxy statement (other than the chief financial officer), unless such compensation was performance-based as determined under the Section 162(m) regulations. In connection with making fiscal year 2018 compensation decisions, the Compensation Committee considered the effect of Section 162(m) and used its judgment to authorize compensation payments that may be subject to the deduction limit where appropriate and in the best interests of us and our stockholders.

        Under the Tax Act, the performance-based compensation exception has been repealed, subject to certain transition rules. In addition, the deduction limitation now applies to anyone serving as the chief executive officer or chief financial officer at any time during the tax year and the top three other most highly compensated officers serving on the last day of the tax year. In addition, any person who was such a covered employee for a taxable year beginning after December 31, 2016 will remain a covered employee in perpetuity. The new rules generally apply to taxable years beginning after December 31, 2017 but do not apply to compensation paid pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date. As a result, for fiscal years beginning after December 31, 2017, all compensation in excess of $1 million paid to the covered employees will not be deductible, subject to the transition relief.

        Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives "deferred compensation" that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A of the Code may apply to certain severance arrangements, bonus arrangements and equity awards. We structure all our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

Compensation Risk Assessment

        We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executives to produce superior short-and long-term results that are in the best interests of our company and stockholders in order to attain our ultimate objective of increasing stockholder value. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

        This report of the Compensation Committee is not "soliciting material," shall not be deemed "filed" with the Securities and Exchange Commission and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

        The foregoing report has been furnished by the Compensation Committee.

Respectfully submitted,
The Organization, Leadership and Compensation Committee of the Board
James C. Mullen (chair) Andrew Hirsch Akshay Vaishnaw

2018 Summary Compensation Table

        The following table sets forth information regarding compensation earned by our named executive officers during the years ended December 31, 2018, December 31, 2017 and December 31, 2016.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Katrine S. Bosley(4)	2018	560,000	7,137,020	261,800	30,563	7,989,383
Former President and Chief	2017	520,000	5,307,557	257,400	6,543	6,091,500
Executive Officer	2016	450,000	429,225	222,750	451	1,102,426
Andrew A. F. Hack, M.D., Ph.D.(5)	2018	375,771	2,465,516	127,763	30,528	2,999,578
Former Chief Financial Officer	2017	346,156	1,573,555	125,395	6,350	2,051,456
Charles Albright, Ph.D.(6)	2018	390,654	1,855,626	132,823	8,796	2,387,899
Chief Scientific Officer	2017	379,275	765,513	113,498	8,349	1,266,635
	2016	136,538	2,506,028	44,297	537	2,687,400
Vic Myer, Ph.D.(7)	2018	363,377	1,946,460	123,549	22,353	2,455,739
Chief Technology Officer
Gerald Cox, M.D.(8)	2018	408,000	1,557,168	138,720	28,552	2,132,440
Former Chief Medical Officer	2017	400,000	—	107,100	9,505	516,605
	2016	100,000	2,367,450	—	—	2,467,450

(1)
Reflects the aggregate grant date fair value of stock and option awards granted during the year in question calculated in accordance with the provisions of ASC Topic 718. See Note 12 to our audited consolidated financial statements appearing in our 2018 Annual Report for assumptions underlying the valuation of equity awards.

(2)
Amounts represent bonuses paid to our named executive officers under our annual performance-based cash bonus program. Such bonuses earned during the year are typically paid in the following year.

(3)
All other compensation for 2018 included life insurance premiums for Ms. Bosley and Drs. Hack, Albright, Myer and Cox in the amount of $863, $563, $2,475, $863 and $2,475, respectively, 401(k) company matching contributions in the amount of $6,000 for each, and payments for unused and accrued vacation days in the amount of $23,700, $23,965, $321, $15,490 and $20,077, respectively. All other compensation for 2017 included life insurance premiums for Ms. Bosley and Drs. Hack, Albright and Cox in the amount of $543, $350, $2,392 and $1,505, respectively, and 401(k) company matching contributions for Ms. Bosley and Drs. Hack, Albright and Cox in the amount of $6,000, $6,000, $5,957 and $6,000, respectively. All other compensation for 2016 included life insurance premiums for Ms. Bosley and Dr. Albright in the amount of $451 and $537, respectively.

(4)
Ms. Bosley also served as a member of our Board but did not receive any additional compensation for her service as a director.

(5)
Dr. Hack was not a named executive officer for the fiscal year ended December 31, 2016, but was a named executive officer for the fiscal years ended December 31, 2017 and December 31, 2018.

(6)
Dr. Albright's employment commenced with us in August 2016. The 2016 salary and non-equity incentive plan compensation amounts reported reflect the pro rata portion of Dr. Albright's annual salary of $375,000 from commencement of his employment through December 31, 2016 and a pro-rated bonus.

(7)
Dr. Myer was not a named executive officer for the fiscal years ended December 31, 2017 and December 31, 2016, but was a named executive officer for the fiscal year ended December 31, 2018.

(8)
Dr. Cox was not a named executive officer for the fiscal year ended December 31, 2017, but was a named executive officer for the fiscal year ended December 31, 2018 and December 31, 2016. Dr. Cox's employment commenced with us in October 2016. The 2016 salary reported reflects the pro rata portion of Dr. Cox's annual salary of $400,000 from commencement of his employment through December 31, 2016. Dr. Cox was not eligible for a bonus in 2016 due to his start date occurring in the fourth quarter of 2016.

Grants of Plan-Based Awards

        The following table shows information regarding grants of plan-based awards during the fiscal year ended December 31, 2018 to our named executive officers.

		Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($)
							Grant Date Fair Value of Option Awards ($)(4)
Name	Grant Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)
Katrine S. Bosley		—	308,000	385,000
	2/7/2018				275,000	36.67	7,137,020
Andrew A. F. Hack, M.D., Ph.D.		—	150,309	281,829
	2/7/2018				95,000	36.67	2,465,516
Charles Albright, Ph.D.		—	156,262	292,991
	2/7/2018				71,500	36.67	1,855,626
Vic Myer, Ph.D.		—	145,351	272,533
	2/7/2018				75,000	36.67	1,946,460
Gerald Cox, M.D.		—	138,720	—
	2/7/2018				60,000	36.67	1,557,168

(1)
Under our annual performance-based cash bonus program, we do not require any minimum criteria for a named executive officer to participate in such program.

(2)
Ms. Bosley's target amount of estimated future payouts under non-equity incentive plan awards was based solely on her target bonus amount. Drs. Hack, Albright and Myer's target amounts of estimated future payouts under non-equity incentive plan awards were based on their respective target bonus amount multiplied by the corporate goal achievement percentage and their individual modifier percentage, assuming a 100% achievement for both the corporate goal achievement and individual modifier percentages. Dr. Cox left our company prior to December 31, 2018, but pursuant to his letter agreement with us, the target bonus amount reflects the amount performance-based cash bonus we agreed to pay Dr. Cox in connection with his separation from our company. For more information regarding this arrangement, see "—Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements" section below.

(3)
Ms. Bosley's maximum amount of estimated future payouts under non-equity incentive plan awards was based solely on her target bonus amount multiplied by the maximum corporate goal achievement percentage of 125%. Drs. Hack, Albright and Myer's maximum amount of estimated future payouts under non-equity incentive plan awards were based on their respective target bonus amounts multiplied by maximum possible corporate goal achievement percentage and maximum possible individual modifier percentage, which were 125% and 150%, respectively. We have not included a maximum estimated future payout for Dr. Cox because he ceased being employed by us prior to December 31, 2018.

(4)
Reflects the grant date fair values of stock and option awards granted during the year in question calculated in accordance with the provisions of ASC 718. See Note 12 to our audited consolidated financial statements appearing in our 2018 Annual Report for assumptions underlying the valuation of equity awards.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards for each of our named executive officers at December 31, 2018:

		Option Awards(1)						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)
Katrine S. Bosley	02/03/2016	27,243	16,426	(2)	—	16.00	02/02/2026	—	—
	03/01/2017	136,500	175,500	(3)	—	24.60	02/28/2027	—	—
	02/07/2018	57,292	217,708	(3)	—	36.67	02/06/2028	—	—
Andrew A. F. Hack, M.D., Ph.D.	07/14/2015	93,903	25,240	(4)	—	3.23	07/13/2025	—	—
	09/14/2015	11,188	12,325	(4)	—	6.48	09/13/2025	—	—
	10/30/2015	7,612	2,003	(5)	—	11.21	10/29/2025	—	—
	03/01/2017	15,469	52,031	(3)	—	24.60	02/28/2027	—	—
	02/07/2018	19,792	75,208	(3)	—	36.67	02/06/2028	—	—
Charles Albright, Ph.D.	09/09/2016	111,250	93,750	(6)	—	16.51	09/08/2026	—	—
	03/01/2017	19,688	25,312	(3)	—	24.60	02/28/2027	—	—
	02/07/2018	14,896	56,604	(3)	—	36.67	02/06/2028	—	—
Vic Myer, Ph.D.	04/30/2015	70,448	11,859	(7)	—	0.65	04/29/2025	—	—
	10/30/2015	30,877	26,020	(5)	—	11.21	10/29/2025	—	—
	03/01/2017	42,984	55,266	(3)	—	24.60	02/28/2027	—	—
	02/07/2018	15,625	59,375	(3)	—	36.67	02/06/2028	—	—
Gerald Cox, M.D.	10/05/2016	107,188	0	(8)(9)	—	15.48	10/04/2026	—	—
	02/07/2018	11,250	0	(3)(9)	—	36.67	02/06/2028	—	—

(1)
All unvested stock options were granted under our 2013 Stock Incentive Plan, as amended to date, and our 2015 Stock Incentive Plan, except for the October 5, 2016 grant to Dr. Cox, which was an inducement grant approved by our Board.

(2)
The shares vest with 25% of the shares underlying the option having vested on February 2, 2017 and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service.

(3)
1/48th of the shares are scheduled to vest in equal monthly installments beginning on after the effective date of grant in equal increments over 48 months, subject to continued service.

(4)
The shares vest with 25% of the shares underlying the option having vested on July 1, 2017 and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service.

(5)
The shares vest with 25% of the shares underlying the option having vested on October 27, 2016 and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service.

(6)
The shares vest with 25% of the shares underlying the option having vested on August 22, 2017 and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service.

(7)
The shares vest with 25% of the shares underlying the option having vested on April 30, 2016 and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service.

(8)
The shares vest with 25% of the shares underlying the option having vested on October 5, 2017 and the remaining shares vesting monthly thereafter in equal increments over 36 months, subject to continued service.

(9)
There were no securities underlying unexercised options that were unexercisable as of December 31, 2018 because Dr. Cox left our company in November 2018 and no additional shares were able to vest as of December 31, 2018.

Option Exercises and Stock Vested

        The following table sets forth information concerning option exercises and stock vested for each of our named executive officers during the fiscal year ended December 31, 2018:

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)		Value realized on vesting ($)
Katrine S. Bosley	—	—	170,371		6,037,099	(2)
Andrew A. F. Hack, M.D., Ph.D.	97,284	2,359,737	—		—
Charles Albright, Ph.D.	20,000	379,579	—		—
Vic Myer, Ph.D.	109,000	3,040,358	—		—
Gerald Cox, M.D.	10,000	138,961	418	(3)	5,405	(3)(4)

(1)
Value realized on exercise of stock option awards does not represent proceeds from any sale of any common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the per share exercise price of the option and the closing price of a share of our common stock on the Nasdaq Global Select Market on the date of exercise.

(2)
The value realized on vesting is based on the closing market price per share of our common stock on the Nasdaq Global Select Market on the vesting date, or the next trading date if the Nasdaq Global Select Market was not open on such vesting date, multiplied by the number of shares of restricted stock that vested.

(3)
Shares represent the number of shares purchased by Dr. Cox under our 2015 Employee Stock Purchase Plan ("2015 ESPP") in 2018.

(4)
The value realized on the purchase of shares of our common stock by Dr. Cox under our 2015 ESPP is based upon the difference between the price Dr. Cox paid for the purchase of such shares and our closing price of our common stock on the Nasdaq Global Select Market multiplied by the number of shares purchased by Dr. Cox.

Employment, Severance, Change in Control Arrangements, Separation and Consulting Arrangements

        We have entered into written offer letters with each of Drs. Albright and Myer. These offer letters set forth the terms of the Drs. Albright and Myer's compensation, including their initial base salary, and an initial annual cash bonus opportunity, each of which has been changed in subsequent years. In addition, the offer letters provide that the named executive officers are eligible to participate in company-sponsored benefit programs that are available generally to all of our employees. Prior to their resignations, we had similar arrangements with Ms. Bosley and Drs. Hack and Cox, as further described in the Compensation Discussion and Analysis section of this proxy statement. Each of our named executive officers for 2018 were and our current executive officers are eligible to receive benefits under the Severance Plan as described in the Compensation Discussion and Analysis, "—Other Benefits—Severance and Change in Control Benefits."

        In January 2019, Ms. Bosley notified our Board that she would step down from her position as president and chief executive officer. In order to ensure a smooth transition, we entered into a letter agreement with Ms. Bosley, effective as of January 19, 2019, pursuant to which Ms. Bosley agreed to a transition period as president and chief executive officer ending March 1, 2019 and also entered into an advisory service agreement to be effective as of March 1, 2019. The advisory service agreement provides that we will pay Ms. Bosley a fee of $56,000 per month and that Ms. Bosley will be eligible to receive COBRA contributions from us through February 28, 2020. In addition, the letter agreement provided that Ms. Bosley was eligible to receive a bonus for 2018 equal to her target bonus amount multiplied by the percentage achievement of our 2018 goals as assessed by the Board. The advisory service agreement terminates December 31, 2019, unless sooner terminated according to its terms.

        In August 2018, we entered into a letter agreement with Dr. Cox in connection with his separation from our company. Under the agreement, Dr. Cox agreed to serve as chief medical officer until November 2018, and we agreed to pay him his monthly base salary as severance pay for a period of 12 months from his termination date and COBRA contributions in accordance with our Severance Benefits Plan. In addition, we agreed that so long as his employment with us was not terminated by him or us prior to November 9, 2018, and so long as he made himself available to answer questions and provide advice from November 12, 2018 through December 14, 2018, he would be eligible for a bonus for 2018, based on his target bonus amount multiplied by the corporate goals achievement percentage. Additionally, under the terms of the agreement, we extended the period for which Dr. Cox could exercise his outstanding stock options that vested as of his last day from 90 days from his last day until May 9, 2019.

        In January 2019, we entered into a consulting agreement with Ms. Collins with respect to her serving as our interim chief executive officer. Such agreement became effective on February 1, 2019 and terminates upon the earlier of July 31, 2019 or the appointment of a permanent chief executive officer of our company. The agreement provides for payment to Ms. Collins of consulting fees of $100,000 per month and the grant of an RSU award under the 2015 Plan, subject to the terms and conditions of the our form of restricted stock unit agreement, for 8,283 shares of our common stock and such award will vest in full on the earliest of (i) July 31, 2019, (ii) the appointment by the Board of a permanent chief executive officer or (iii) the termination of Ms. Collins' consulting agreement by us, other than for breach by Ms. Collins. Under such agreement, Ms. Collins is also be eligible to receive a special bonus payable in the form of performance shares or another equity award, which bonus will be determined in the sole discretion of the Compensation Committee, based upon achievement of goals as set by such committee during Ms. Collins service as interim chief executive officer.

        In February 2019, our Board appointed Eric Erik as our interim chief financial officer, principal financial officer and principal accounting officer, effective as of March 1, 2019. Mr. Ek is an employee of FTI and we have entered into an Interim Management: CFO Agreement with FTI, under which Mr. Ek provides services to us. Under the terms of such agreement, FTI will receive monthly and hourly fees for the services provided by Mr. Ek to us. Such agreement may be terminated by us with 30 days written notice or by FTI with 60 days written notice.

Potential Payments upon Termination or Change in Control

        As more fully discussed above in Compensation Discussion and Analysis, we provide severance benefits to certain of our executives, including our named executive officers, and other employees designated by our Board or an authorized committee thereof, if their employment is terminated by us "without cause" or, only in connection with a "change in control" of our company, they terminate employment with us for "good reason" (as each of those terms is defined in the Severance Plan) pursuant to the terms of our Severance Plan.

        The following table sets forth potential payments upon termination and change in control that would be made to our named executive officers, assuming that such termination or change in control occurred on December 31, 2018, after giving effect to the Severance Plan, except for Dr. Cox, with respect to whom the disclosed amounts represent what we have agreed to pay him as of December 31, 2018 in connection with his separation from our company, as discussed more fully above. In addition to the amounts shown in the table below, each named executive officer would be entitled to receive payments for base salary through the date of termination and payment for any reimbursable business expenses incurred.

		Triggering Event
Name	Benefit	Resignation For Good Reason or Termination Without Cause ($)		Resignation For Good Reason or Termination Without Cause Upon or Within One Year Following a Change-in-Control ($)
Katrine S. Bosley	Severance Payments(1)	560,000		560,000
	Bonus Payment		(2)	308,000	(3)
	Continuation of Benefits	5,678		5,678
	Market Value of Stock Vesting(4)	—		110,876

	Total	565,678		984,554
Andrew A. F. Hack, M.D., Ph.D.	Severance Payments(1)	375,771		375,771
	Bonus Payment		(2)	150,309	(3)
	Continuation of Benefits	16,239		16,239
	Market Value of Stock Vesting(4)	—		716,327

	Total	392,010		1,258,646

Charles Albright, Ph.D.	Severance Payments(1)	390,653		390,653
	Bonus Payment		(2)	156,261	(3)
	Continuation of Benefits	5,678		5,678
	Market Value of Stock Vesting(4)	—		585,500

	Total	396,331		1,138,092
Vic Myer, Ph.D.	Severance Payments	363,376		363,376
	Bonus Payment		(2)	145,351	(3)
	Continuation of Benefits	5,678		5,678
	Market Value of Stock Vesting(4)	—		562,355

	Total	383,769		1,076,760

Gerald Cox, M.D.	Severance Payments	408,000		408,000
	Bonus Payment	163,200		163,200
	Continuation of Benefits	5,678		5,678
	Market Value of Stock Vesting	—		—

	Total	576,878		576,878

(1)
Represents 12 monthly payments of each executive's monthly base salary from the time of termination.

(2)
Under our Severance Benefits Plan, Ms. Bosley and Drs. Hack, Albright and Myer would not have been eligible for bonuses for 2018 if their employment was terminated on December 31, 2018 because the bonus period would not have ended prior to such termination. Even if entitled, such performance-based cash bonus is granted at the discretion of the Compensation Committee or the Board.

(3)
Amount represents a lump sum payment equal to the target bonus amount multiplied by a fraction the numerator of which is the number of months the named executive officer is entitled to severance, which would be 12 months, and the denominator of which is twelve, payable on the date on which the release signed by the named executive officer becomes effective.

(4)
These awards would become vested and the value of the acceleration would be equal to the shares multiplied by the excess of the then current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2018, which was $22.75 per share.

Other Agreements

        We also entered into employee confidentiality, non-solicitation, non-competition and proprietary information agreements with each of our named executive officers. Under these agreements, each of our named executive officers has agreed (1) not to compete with us during his or her employment and for a period of one year after the termination of his or her employment, (2) not to solicit our employees during his or her employment and for a period of one year after the termination of his or her employment, (3) to protect our confidential and proprietary information, and (4) to assign to us related intellectual property developed during the course of his or her employment.

Rule 10b5-1 Sales Plans

        Certain of our executive officers have adopted, and directors and other executive officers may in the future adopt, written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Compensation Committee Interlocks and Insider Participation

        During 2018, each of James C. Mullen, Andrew Hirsch, Akshay K. Vaishnaw, M.D., Ph.D., and John D. Mendlein, Ph.D., J.D., served as a member of the Compensation Committee. Dr. Mendlein left the Compensation Committee in March 2018 in connection with his resignation from our Board. None of the members of the Compensation Committee during 2018 served an officer or employee of our company during 2018 or had formerly served as one of our officers. During 2018, none of our executive officers served as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that had one or more executive officers who served as members of our Board or the Compensation Committee.

Director Compensation

        Under our director compensation program, we pay our non-employee directors a cash retainer for service on the Board and for each committee on which the director serves. In the case of Ms. Collins, who is serving as our interim chief executive officer pursuant to a consulting agreement, Ms. Collins continues to receive the annual cash retainer for her service on our Board. The chairman of our Board and of each committee receive higher retainers for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director was not serving on our Board or the relevant committee thereof and no fee was payable in respect of any period prior to February 2, 2016, the effective date of the registration statement for our initial public offering. The fees paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member are as follows:

	Member Annual Fee	Chairman Annual Fee
Board of Directors	$35,000	$75,000
Audit Committee	$7,500	$15,000
Organization, Leadership and Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$4,000	$8,000
Science and Technology Committee	$5,000	$10,000

        During 2018, Ms. Bosley, our former president and chief executive officer, was a member of our Board, but did not receive any payments from us in connection with her service on the Board. We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending our Board and committee meetings. Additionally, our Board may establish other committees from time to time that include fees for both members and chairpersons, as well as per meeting fees.

        In addition, under our director compensation program, each non-employee director receives under the 2015 plan, upon his or her initial election to our Board, an option to purchase 23,076 shares of our common stock. Each of these options vests as to one-third of the shares of our common stock underlying such option on each anniversary of the grant date until the third anniversary of the grant date, subject to the non-employee director's continued service as a director. Further, on the date of the first Board meeting held after each annual meeting of stockholders, each non-employee director that has served on our Board for at least six months receives, under the 2015 plan, an option to purchase 11,538 shares of our common stock, including our interim chief executive officer. Each of these options will vest in full on the one-year anniversary of the grant date unless otherwise provided at the time of grant, subject to the non-employee director's continued service as a director. All options issued to our non-employee directors under our director compensation program are issued at exercise prices equal to the fair market value of our common stock on the date of grant and become exercisable in full upon a change in control of our company.

        The following table sets forth information regarding compensation earned by our non-employee directors during the year ended December 31, 2018.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
Kevin Bitterman, Ph.D.(2)	16,058	—	16,058
Alexis Borisy(3)	9,181	—	9,181
Cynthia Collins(4)	2,473	477,341	479,814
Andrew Hirsch(5)	54,069	302,956	357,025
Jessica Hopfield, Ph.D.(6)	43,281	564,917	608,198
John D. Mendlein, Ph.D., J.D(7)	12,514	—	12,514
James C. Mullen(8)	70,472	541,890	612,362
Boris Nikolic, M.D.(9)	45,721	302,956	348,677
David T. Scadden, M.D.(10)	—	—	—
Akshay K. Vaishnaw, M.D., Ph.D.(11)	46,539	302,956	349,495

(1)
Reflects the aggregate grant date fair value of option awards granted during the year in question calculated in accordance with the provisions of ASC Topic 718. See Note 12 to our audited consolidated financial statements appearing in our 2018 Annual Report for assumptions underlying the valuation of equity awards. Pursuant to our director compensation program, each non-employee director that served on our Board for at least six months as of June 15, 2018, the date of the first Board meeting held after our 2018 annual meeting of our stockholders, received an option to purchase 11,538 shares of our common stock that will vest in full on June 15, 2019, subject to such director's continued service as a director, which we refer to as the 2018 Annual Director Option Grant. Due to Mr. Borisy and Drs. Nikolic and Mendlein's resignations, their 2018 Annual Director Option Grants will never vest.

(2)
Dr. Bitterman did not stand for reelection and his term expired in June 2018.

(3)
Mr. Borisy resigned from our Board in March 2018.

(4)
Ms. Collins joined our Board in December 2018. Ms. Collins was granted an option to purchase 23,076 shares on December 6, 2018 in connection with her election to our Board. Such option is scheduled to vest over three years in equal yearly installments of one-third of the shares beginning on December 6, 2019 through December 6, 2021.

(5)
As of December 31, 2018, Mr. Hirsch held options to purchase an aggregate of 34,614 shares of our common stock, a portion of which remains unvested.

(6)
Dr. Hopfield joined our Board in February 2018. Dr. Hopfield was granted an option to purchase 23,076 shares on February 14, 2018 in connection with her election to our Board. Such option is scheduled to vest over three years in equal yearly installments of one-third of the shares beginning on February 14, 2019 through February 14, 2021.

(7)
Dr. Mendlein resigned from our Board in March 2018.

(8)
Mr. Mullen joined our Board in March 2018. Mr. Mullen was granted an option to purchase 23,076 shares on March 27, 2018 in connection with his election to our Board. Such option is scheduled to vest over three years in equal yearly installments of one-third of the shares beginning on March 27, 2019 through March 27, 2021.

(9)
Dr. Nikolic resigned from our Board in December 2018. As of December 31, 2018, Dr. Nikolic held options to purchase an aggregate of 11,538 shares of our common stock.

(10)
Dr. Scadden joined our Board in February 2019 and, as such, did not receive any compensation from us during 2018.

(11)
As of December 31, 2018, Dr. Vaishnaw held options to purchase an aggregate of 46,152 shares of our common stock, a portion of which remains unvested.

Securities Authorized for Issuance Under Our Equity Compensation Plans

        The following table contains information about our equity compensation plans as of December 31, 2018.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	4,582,598	$23.99	4,408,255
Equity compensation plans not approved by security holders(2)	107,188	15.48	—

Total	4,689,786	$23.80	4,408,255

(1)
Consists of our 2013 Stock Incentive Plan, as amended to date, our 2015 Stock Incentive Plan and our 2015 ESPP. The amounts disclosed do not reflect an additional 1,961,156 shares of common stock authorized for issuance under the 2015 Stock Incentive Plan as of January 1, 2019 and an additional 490,289 shares of common stock authorized for issuance under the 2015 ESPP as of January 1, 2019, in each case in accordance with the terms of the applicable plan. The 2015 Stock Incentive Plan provides for further annual increases, to be added as of the first day of each fiscal year until, and including, January 1, 2026, equal to the lowest of 2,923,076 shares of our common stock, 4% of the number of shares of our common stock outstanding on such first day of the fiscal year in question and an amount determined by our Board. The 2015 ESPP provides for further annual increases, to be added as of the first day of each fiscal year until, and including, January 1, 2026, in an amount equal to the least of 769,230 shares of our common stock, 1% of the total number of shares of our common stock outstanding on the first day of the applicable year, and an amount determined by our Board.

(2)
Consists of a stock option award approved by our Board as an inducement material to an executive's acceptance of employment with us in accordance with Nasdaq Listing Rule 5635(c)(4). Such award had an exercise price of $15.48 per share, which was equal to the closing price per share of our common stock on the date of grant, and is scheduled to vest over four years, with 25% of the shares scheduled to vest on October 3, 2017, and the remainder scheduled to vest ratably at the end of each subsequent month thereafter through October 3, 2020, subject to such executive's continued service relationship with our company through the applicable vesting dates.

TRANSACTIONS WITH RELATED PERSONS

        The following is a description of transactions since January 1, 2018 to which we have been a party, and in which any of our directors, executive officers and holders of more than 5% of our voting securities and affiliates of our directors, executive officers and holders of more than 5% of our voting securities, had or will have a direct or indirect material interest. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Director Affiliations

        Some of our former directors are or were affiliated with entities which beneficially own or owned 5% or more of our common stock during 2018, as indicated in the table below:

Director	Principal Stockholder
Kevin Bitterman, Ph.D.	Polaris Venture Partners VI, L.P. and affiliate
Alexis Borisy	Third Rock Ventures III, L.P.
Boris Nikolic, M.D.	bng0, LLC

Sublease

        In February 2017, we entered into a sublease with Tango Therapeutics, Inc. ("Tango"), under which we agreed to sublease approximately 9,654 square feet of our corporate offices at 11 Hurley Street, Cambridge, MA 02141 to Tango over a sublease term running from February 2017 to August 2018, with rent payments of approximately $0.7 million per year due to us from Tango over the term of the sublease. One of our former directors, Alexis Borisy, was the chairman of the board of directors of Tango at the time we entered into the sublease. In addition, Mr. Borisy is a general partner of the general partner of Third Rock Ventures IV, L.P., which owned a majority of the outstanding capital stock of Tango at the time we entered into the sublease. This sublease was terminated in June 2018. While in effect, this arrangement was reviewed and approved by the Audit Committee on an annual basis in accordance with the terms of our Related Person Transaction policy, discussed below.

Investors' Rights Agreement

        We were a party to an amended and restated investors' rights agreement, dated as of August 4, 2015 (the "Investors' Rights Agreement"), with holders of our previously-outstanding preferred stock, including certain of directors and officers and 5% stockholders and their affiliates and entities affiliated with certain of our officers and directors. The Investors' Rights Agreement provided these holders the right, subject to certain conditions, to demand that we file a registration statement or request that their shares be covered by a registration statement that we were otherwise filing. The Investors' Rights Agreement was terminated in March 2018 by written agreement between us and the requisite holders, including Ms. Bosley and Dr. Nikolic.

Employment Agreements

        See the "Executive and Director Compensation—Agreements with our Executive Officers" section of this proxy statement for a further discussion of these arrangements.

Indemnification of Officers and Directors

        Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our current and former directors that may be broader in scope than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. In the

case of those of our directors who are affiliated with certain of our 5% stockholders or their affiliates, the indemnification agreements also provide for indemnification of the applicable 5% stockholder or affiliate.

Policies and Procedures for Related Person Transactions

        We have adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person.

        Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time. In addition, the policy provides that an interest arising solely from a related person's position as an executive officer of another entity that is a participant in a transaction with us will not be subject to the policy if each of the following conditions is met:

  •
  the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity;

  •
  the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction with us and do not receive any special benefits as a result of the transaction; and

  •
  the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the company receiving payment under the transaction.

        The policy provides that any related person transaction proposed to be entered into by us must be reported to our chief financial officer and will be reviewed and approved by the Audit Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. The policy provides that if our chief financial officer determines that advance approval of a related person transaction is not practicable under the circumstances, the Audit Committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the Audit Committee following such transaction or following the date that such transaction comes to the attention of the chief financial officer. The policy also provides that alternatively, our chief financial officer may present a related person transaction arising in the time period between meetings of the Audit Committee to the chair of the Audit Committee, who will review and may approve the related person transaction, subject to ratification by the Audit Committee at the next meeting of the Audit Committee.

        In addition, the policy provides that any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature will be reviewed by the Audit Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made.

        The policy provides that transactions involving compensation of executive officers will be reviewed and approved by the Compensation Committee in the manner to be specified in the charter of the Compensation Committee.

        A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the Audit Committee in accordance with the standards set forth in the policy after full disclosure of the related person's interests in the transaction. As appropriate for the circumstances, the policy provides that the Audit Committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

  •
  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of business of our company;

  •
  whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The policy provides that the Audit Committee will review all relevant information available to it about the related person transaction. The policy provides that the Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The policy provides that the Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our common stock, as of April 1, 2019 by:

  •
  each person known by us to beneficially own more than 5% of our common stock;

  •
  each of our current directors;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        The column entitled "Percentage of Shares Beneficially Owned" is based on a total of 49,175,122 shares of our common stock outstanding as of April 1, 2019.

        The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants, or other rights held by such person that are currently exercisable or will become exercisable within 60 days after April 1, 2019 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 11 Hurley Street, Cambridge, Massachusetts 02141. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
The Vanguard Group, Inc(1)	3,862,012	7.9%
BlackRock Inc.(2)	3,681,534	7.5%
ARK Investment Management LLC(3)	3,024,489	6.2%
Named Executive Officers and Directors
Charles Albright, Ph.D.(4)	184,454	*
Katrine S. Bosley(5)	1,487,853	3%
Cynthia Collins	—	—
Gerald Cox, M.D.(6)	92,856	*
Andrew A. F. Hack, M.D., Ph.D.(7)	155,307	*
Andrew Hirsch(8)	17,383	*
Jessica Hopfield, Ph.D.(9)	24,592	*
James C. Mullen(10)	17,692	*
Vic Myer, Ph.D.(11)	192,898	*
David T. Scadden, M.D.	—	—
Akshay K. Vaishnaw, M.D., Ph.D(12)	26,921	*
All executive officers and directors as a group (9 persons)(13)	463,940	*

*
Less than 1%.

(1)
The Vanguard Group, Inc ("Vanguard") has sole voting power with respect to 94,501 shares and shared voting power with respect to 2,833 shares. Vanguard has sole dispositive power with respect to 3,768,821 shares and shared dispositive power with respect to 93,191 shares. Vanguard Fiduciary

  Trust Company and Vanguard Investments Australia, Ltd., which are each wholly-owned subsidiaries of Vanguard, are the beneficial owners of 90,358 and 6,976 shares, respectively. The principal business address of Vanguard and its related entities is 100 Vanguard Blvd., Malvern, PA 19355. The number of shares we have reported as beneficially owned by Vanguard (and the other information in this footnote) is based on a Schedule 13G/A filed by Vanguard with the SEC on February 11, 2019 reporting beneficial ownership as of December 31, 2018.

(2)
BlackRock, Inc. has sole voting power with respect to 3,583,957 shares and holds sole dispositive power over all of these shares. BlackRock, Inc.'s principal business address is 55 East 52nd Street, New York, NY 10055. The number of shares we have reported as beneficially owned by Blackrock, Inc. (and the other information in this footnote) is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 4, 2019 reporting beneficial ownership as of December 31, 2018.

(3)
ARK Investment Management LLC ("ARK") has sole voting power with respect to 2,211,222 shares, shared voting power with respect to 163,610 shares, sole dispositive power with respect to 2,211,222 shares and shared dispositive power with respect to 813,267 shares. The principal business address of Vanguard and its related entities is 3 East 28th Street, 7th Floor, New York, NY 10016. The number of shares we have reported as beneficially owned by ARK (and the other information in this footnote) is based on a Schedule 13G filed by ARK with the SEC on February 14, 2019 reporting beneficial ownership as of December 31, 2018.

(4)
Consists of 184,454 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2019.

(5)
Consists of 1,201,666 shares of common stock and 286,187 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2019.

(6)
Consists of 4,418 shares of common stock and 88,438 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2019.

(7)
Consists of 155,307 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2019.

(8)
Consists of 2,000 shares of common stock and 15,383 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2019.

(9)
Consists of 16,900 shares of common stock and 7,692 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2019.

(10)
Consists of 10,000 shares of common stock and 7,692 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2019.

(11)
Consists of 192,898 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2019.

(12)
Consists of 26,921 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2019.

(13)
Consists of 28,900 shares of common stock and 435,040 shares of common stock issuable upon the exercise of options exercisable within 60 days after April 1, 2019.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file reports of holdings and transactions in our common stock and other securities with the Securities Exchange Commission. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2018, all executive officers, directors, and greater than 10% stockholders complied with all applicable filing requirements under Section 16(a) of the Exchange Act, except for Dr. Hack who filed two amendments to two Form 4s in January 2019, related to Form 4s filed by Dr. Hack in October and November 2018, each relating to two exercises of stock options and sale of common stock and which inadvertently reported the exercise of different stock options than those actually exercised by Dr. Hack.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed our audited financial statements for the year ended December 31, 2018 and discussed them with our management and our independent registered public accounting firm, Ernst &Young LLP.

        The Audit Committee has also received from, and discussed with, Ernst &Young LLP various communications that Ernst &Young LLP is required to provide to the Audit Committee, including the matters required to be discussed by generally accepted auditing standards (including Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees).

        In addition, Ernst & Young LLP provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and the audit committee has discussed with the company's independent registered public accounting firm their independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our financial statements audited by Ernst & Young LLP be included in our Annual Report on Form 10-K for the year ended December 31, 2018.

By the audit committee of the board of directors of Editas Medicine, Inc.
Andrew Hirsch, Chairman James C. Mullen Jessica Hopfield, Ph.D.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules. This proposal, which is commonly referred to as "say-on-pay," is required by the Dodd-Frank Wall Street Reform (the "Dodd-Frank Act") and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934 (the "Exchange Act"). Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future advisory votes on the compensation paid to our named executive officers will be held every one, two or three years, which is the subject of Proposal 3. Our executive compensation program is designed to designed to attract and retain qualified and talented executives, motivate such executives to achieve our business goals and reward them for short-and long-term performance with a simple and clear compensation structure. Under this program, our named executive officers are rewarded for the achievement of our short- and long-term performance, which we believe serves to enhance short- and long-term value creation for our stockholders. The program contains elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders and paying for performance.

        The section of this proxy statement titled "Executive Compensation," including "Compensation Discussion and Analysis," describes in detail our executive compensation program and the decisions made by the Compensation Committee. As we describe in greater detail in the "Compensation Discussion and Analysis" section, our executive compensation program rewards value creation for stockholders and progress towards achieving our business goals and that promotes company performance. At the same time, we believe our program does not encourage excessive risk-taking by management. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, we generally strive to provide our named executive officers with a mix of short-term and long-term performance-based incentives to encourage consistently strong performance, and our Board believes that this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time.

        Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:

  RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

        As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal 3 overrules any decision by us or our Board (or any committee thereof), creates or implies any change to the fiduciary duties of the company or our Board (or any committee thereof), or creates or implies any additional fiduciary duties for the company or our Board (or any committee thereof). However, the Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and intend to consider carefully the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation of the Board of Directors

        OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BY VOTING 'FOR' THIS PROPOSAL.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE
COMPENSATION ADVISORY VOTES

        In Proposal 2, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain. As this is the first year in which we are required to hold an advisory vote on executive compensation pursuant to the SEC's rules, we do not currently have a set frequency for such votes.

        Our Board intends to consider carefully the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, our Board may decide that it is in the best interests of our stockholders and the company to hold the advisory vote to approve executive compensation more or less frequently, but no less frequently than once every three years, as required by the Dodd-Frank Act. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years as required by the Dodd-Frank Act.

        After careful consideration, our Board believes that an executive compensation advisory vote should be held every year, and therefore our Board recommends that you vote for a frequency of every year for future executive compensation advisory votes.

        Our Board believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking input from our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for our company at this time.

Recommendation of the Board of Directors

        OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF AN ANNUAL ADVISORY VOTE ON EXECUTIVE COMPENSATION.

 PROPOSAL NO. 4—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2019

        Our stockholders are being asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

        The Audit Committee is solely responsible for selecting our independent registered public accounting firm for the fiscal year ending December 31, 2019. Stockholder approval is not required to appoint Ernst & Young LLP as our independent registered public accounting firm. However, our Board believes that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of our company and our stockholders.

        A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.

Audit Fees

        We incurred the following fees from Ernst & Young LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2018 and 2017.

	2018	2017
Audit fees(1)	$981,799	$494,000
Audit-related fees	—	—
Tax fees(2)	74,420	13,260
All other fees(3)	1,995	4,789

Total fees	$1,058,214	$512,049

(1)
Audit fees consist of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with registration statements filed with the SEC.

(2)
Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice, and tax planning.

(3)
All other fees represent fees for certain software subscription services offered by Ernst & Young LLP.

        The aggregate fees included in the Audit Fees are those fees billed for the fiscal year. The aggregate fees included in the Tax Fees are those fees billed in the fiscal year.

Audit Committee Pre-Approval Policy and Procedures

        The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee, or the engagement to render the service is entered into pursuant to the Audit Committee's pre-approval policies and procedures. Notwithstanding the foregoing, pre-approval is not required with respect to the provision of services, other than audit, review or attest services, by the independent auditor if the aggregate amount of all such services is no more than 5% of the total amount paid by us to the independent auditor during the fiscal year in which the services are provided, such services were not recognized by us at the time of the engagement to be non-audit services and such services are promptly brought to the attention of the Audit Committee and approved prior to completion of the audit by the Audit Committee.

        From time to time, the Audit Committee may pre-approve services that are expected to be provided to us by the independent auditor during the following 12 months. At the time such pre-approval is granted, the Audit Committee must identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and, at each regularly scheduled meeting of the Audit Committee following such approval, management or the independent auditor shall report to the Audit Committee regarding each service actually provided to us pursuant to such pre-approval. The Audit Committee has delegated to its chairman the authority to grant pre-approvals of audit or non-audit services to be provided by the independent auditor. Any approval of services by the chairman of the Audit Committee is reported to the committee at its next regularly scheduled meeting.

        During our 2018 and 2017 fiscal years, no services were provided to us by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" PROPOSAL NO. 4 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

 HOUSEHOLDING

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements, annual reports, and notices of Internet availability of proxy materials. This means that only one copy of our documents, including the Notice, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such document to you upon written or oral request to Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141, Attention: Investor Relations, telephone: 617-401-9000. If you want to receive separate copies of our proxy statements, annual reports, or notices of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

        A stockholder who would like to have a proposal considered for inclusion in our 2020 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 28, 2019. However, if the date of the 2020 annual meeting of stockholders is changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2020 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Editas Medicine, Inc., 11 Hurley Street, Cambridge, Massachusetts 02141, Attention: Investor Relations.

        If a stockholder wishes to propose a nomination of persons for election to our Board or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our amended and restated by-laws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder's intention to bring such business before the meeting.

        The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year's annual meeting, a stockholder's notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2020 annual meeting of stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 13, 2020 and no later than March 14, 2020.

OTHER MATTERS

        Our Board does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/11/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. EDITAS MEDICINE, INC. 11 HURLEY STREET CAMBRIDGE, MA 02141 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/11/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the director nominees in Proposal 1: nominee(s) on the line below. 0 0 0 1. Election of Class III Directors Nominees 01) Jessica Hopfield, Ph.D. 02) David T. Scadden, M.D. The Board of Directors recommends you vote FOR on the following proposal: 2. To approve, on an advisory basis, named executive officer compensation. For 0 2 years 0 For 0 Against 0 3 years 0 Against 0 Abstain 0 Abstain 0 Abstain 0 The Board of Directors recommends you vote 1 YEAR on the following proposal: 3. To approve, on an advisory basis, the frequency of future advisory votes on the compensation paid to our named executive officers. 1 year 0 The Board of Directors recommends you vote FOR on the following proposal: 4. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000421242_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com EDITAS MEDICINE, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS JUNE 12, 2019 8:30 A.M. The stockholder(s) hereby appoint(s) Cynthia Collins, Eric Ek and Charlene Stern, or each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EDITAS MEDICINE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., Eastern Time on June 12, 2019, at the offices of Wilmer Cutler Pickering Hale and Dorr, 60 State Street, Boston, Massachusetts 02109, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000421242_2 R1.0.1.18